Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GLOBAL PARTNER ACQUISITION CORP.

PRPL ACQUISITION, LLC

PURPLE INNOVATION, LLC

INNOHOLD, LLC

AND

GLOBAL PARTNER SPONSOR I LLC, as
PARENT REPRESENTATIVE

Dated as of November 2, 2017

TABLE OF CONTENTS

Article I THE MERGER		1

1.1	The Merger	2

1.2	Effective Time	2

1.3	Effect of the Merger	2

1.4	Formation Documents	2

1.5	Management	2

1.6	Effect of Transactions on Equity	3

1.7	Merger Consideration	3

1.8	Payment of Merger Consideration	4

1.9	No Further Ownership Rights in Company Units	5

1.10	Lost, Stolen or Destroyed Certificates	5

1.11	Taking of Reasonably Necessary Action; Further Action	5

1.12	Intended Tax Treatment and Purchase Price Allocation	5

1.13	Closing Calculations	6

1.14	Final Closing Balance Sheet Calculation	6

1.15	Post-Closing Adjustment Payment	7

Article II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8

2.1	Organization of the Company	8

2.2	Equity of the Company	9

2.3	Authority; Execution and Delivery; Enforceability	10

2.4	No Conflicts; Consents	11

2.5	Financial Statements and Controls	12

2.6	No Changes	14

2.7	Assets Other than Real Property Interests	16

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2.8	Real Property; Environmental Matters	17

2.9	Intellectual Property	20

2.10	Information Technology; Privacy and Security	23

2.11	Contracts	25

2.12	Permits	28

2.13	Insurance	28

2.14	Tax Matters	29

2.15	Proceedings	31

2.16	Compliance with Laws	31

2.17	Employee Benefit Plans and Compensation	33

2.18	Employee and Labor Matters	36

2.19	Transactions with Related Persons	37

2.20	Intercompany Accounts	38

2.21	Top Payors/Vendors	38

2.22	Solvency	39

2.23	Accounts; Safe Deposit Boxes; Powers of Attorney; Officers and Directors	40

2.24	Brokers’ and Finders’ Fees	40

2.25	Proxy Statement	40

2.26	Restrictions on Business Activities	40

2.27	Product Warranties; Support Services	41

2.28	Condition of Assets	41

2.29	No Other Representations and Warranties	42

Article III REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB		42

3.1	Organization, Standing and Power	42

3.2	Authority; Binding Agreement	43

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3.3	Consents	43

3.4	No Conflicts	44

3.5	Interim Operations of Merger Sub	44

3.6	Capitalization	44

3.7	Compliance with Laws	44

3.8	Equity Consideration	45

3.9	SEC Filings and Parent Financials	46

3.10	Proxy Statement	48

3.11	Board Approval; Vote Required	48

3.12	Legal Proceedings	48

3.13	Brokers’ and Finders’ Fees	48

3.14	Trust Account	48

3.15	Investment Company Act	49

3.16	Interested Party Transactions	50

3.17	Emerging Growth Company	50

Article IV REPRESENTATIONS AND WARRANTIES OF INNOHOLD		50

4.1	Organization, Standing and Power	50

4.2	Authority; Binding Agreement	50

4.3	Consents	51

4.4	No Conflict	51

4.5	Compliance with Laws	51

4.6	Board Approval; Vote Required	51

4.7	Legal Proceedings	51

4.8	Title to Interests	52

4.9	Brokers’ and Finders’ Fees	52

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Article V CONDUCT PRIOR TO THE EFFECTIVE TIME		52

5.1	Conduct of the Business of the Company	52

5.2	Conduct of the Business of the Parent	57

5.3	No Solicitation	59

5.4	Exclusive Dealing	60

Article VI ADDITIONAL AGREEMENTS		60

6.1	Proxy	60

6.2	Parent Stockholder Meeting	62

6.3	Section 16 of the Exchange Act	62

6.4	Access to Information	63

6.5	Confidentiality	64

6.6	Fees and Expenses	64

6.7	Public Disclosure	65

6.8	Consents	66

6.9	Additional Documents and Further Assurances; Reasonable Efforts	66

6.10	New Employment Arrangements	67

6.11	Notification of Certain Matters	68

6.12	Agreement to Defend	68

6.13	Change of Name; Listing	68

6.14	Release	69

6.15	Post-Closing Board of Directors and Executive Officers	69

6.16	Use of Trust Account Proceeds after the Closing	70

6.17	Tail Insurance	70

6.18	Purple Team Reorganization	70

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Article VII CONDITIONS TO THE MERGER		70

7.1	Conditions to Obligations of Each Party to Effect the Merger	70

7.2	Conditions to the Obligations of the Parent and the Merger Sub	71

7.3	Conditions to Obligations of the Company	74

Article VIII INDEMNIFICATION		75

8.1	Survival of Representations, Warranties and Covenants	75

8.2	Indemnification	75

8.3	Indemnification Claims	76

8.4	Parent Representative	78

8.5	Sole Remedy	79

8.6	Certain Waivers	79

Article IX TERMINATION, AMENDMENT AND WAIVER		80

9.1	Termination	80

9.2	Effect of Termination	81

9.3	Amendment	81

9.4	Extension; Waiver	81

Article X GENERAL PROVISIONS		82

10.1	Notices	82

10.2	Interpretation	83

10.3	Counterparts	83

10.4	Entire Agreement; Assignment	84

10.5	Severability	84

10.6	Other Remedies; Specific Performance	84

10.7	Governing Law; Venue	84

10.8	Rules of Construction	85

10.9	Successors and Assigns	85

10.10	Third Party Beneficiaries	85

10.11	Trust Account Waiver	86

10.12	Legal Representation	87

10.13	Waiver of Jury Trial	88

10.14	Definitions	88

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Forms of Employment Agreements

Exhibit A-1	Terry Pearce

Exhibit A-2	Tony Pearce

Exhibit A-3	Sam Bernards

Exhibit B	Form of Certificate of Merger

Exhibit C	Form of Amended and Restated LLC Agreement

Exhibit D-1	Form of Amended and Restated Certificate of Incorporation of the Parent

Exhibit D-2	Form of Amended and Restated Bylaws of the Parent

Exhibit E	Form of Registration Rights Agreement

Exhibit F	Form of Tax Receivable Agreement

Exhibit G	Company and InnoHold Knowledge Parties

Exhibit H	Parent Knowledge Parties

Exhibit I	Reference Statement

Exhibit J	Form of Lock-Up Agreement

Exhibit K	Form of Non-Competition and Non-Solicitation Agreement (Seller Form)

Exhibit L	Form of Sponsor Share Agreement

Exhibit M	Form of Exchange Agreement

Exhibit N	Terms and Conditions of Purple Team Reorganization

Exhibit O	Form of Agreement to Assign Warrants

Exhibit P	Form of Proprietary Information, Invention Assignment, and Non-Competition Agreement (Employee Form)

Exhibit Q	Amended EdiZONE Agreement

Exhibit R	Contingency Escrow Agreement

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THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of November 2, 2017 by and among Global Partner Acquisition Corp., a Delaware corporation (the “Parent”), PRPL Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Parent (“Merger Sub”), Purple Innovation, LLC, a Delaware limited liability company (the “Company”), InnoHold, LLC, a Delaware limited liability company (“InnoHold”), and Global Partner Sponsor I LLC, a Delaware limited liability company, in the capacity as the representative of the Parent (the “Parent Representative”). Each of the Parent, Merger Sub, the Company, and InnoHold may be referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms in this Agreement shall have the respective meanings ascribed to such terms in this Agreement or in Section 10.14.

RECITALS

A. The sole member of the Parent, the board of directors of the Company and the managing member of the Merger Sub believe it is advisable and in the best interests of each company and their respective equityholders that the Parent acquire the Company through the statutory merger of the Merger Sub with and into the Company (the “Merger”), upon the terms and conditions set forth herein and in accordance with the Act, and in furtherance thereof, have approved this Agreement and the Merger and the other transactions contemplated hereby and by the Related Agreements (collectively with the Merger, the “Transactions”).

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding equity of the Company shall be converted into the right to receive the consideration set forth herein.

C. The Company and InnoHold, on the one hand, and the Parent and the Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger and the other Transactions.

D. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, each of the Key Employees is executing an employment agreement in substantially the form with respect to such Key Employee as is attached hereto as Exhibit A-1 through A-3 (collectively, the “Employment Agreements”) and a Proprietary Information, Invention Assignment and Non-Competition Agreement, each to be effective as of the Effective Time.

NOW, THEREFORE, in consideration of the respective agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

Article I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Act, the Merger Sub shall be merged with and into the Company, and the separate limited liability company existence of the Merger Sub shall cease, with the Company continuing as the surviving limited liability company. The surviving company after the Merger is sometimes referred to hereinafter as the “Surviving Entity.”

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1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) will take place at 10:00 am New York time, two Business Days following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions to be satisfied on the Closing Date), at the offices of Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105, unless another time or place is mutually agreed upon in writing by the Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a duly executed certificate of merger, in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the Act. The Merger shall become effective upon such filing or at such later time as the Parent and the Company may agree, as shall be set forth in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under the applicable provisions of the Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations and duties of the Company and the Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Entity.

1.4 Formation Documents.

(a) At the Effective Time, the certificate of formation of the Surviving Entity shall be amended and restated to be identical to the certificate of formation of the Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the Act and as provided in such certificate of formation.

(b) At the Effective Time, the limited liability company agreement of the Surviving Entity shall be amended and restated to be identical to the limited liability company agreement attached hereto as Exhibit C (the “Amended and Restated LLC Agreement”), until thereafter amended in accordance with the Act and as provided in the certificate of formation of the Surviving Entity and the Amended and Restated LLC Agreement.

1.5 Management.

(a) Managing Member of the Surviving Entity. The Parent shall be the sole managing member of the Surviving Entity immediately after the Effective Time, to hold such position in accordance with the provisions of the Act and the Amended and Restated LLC Agreement.

(b) Officers of Surviving Entity. The officers of the Surviving Entity immediately after the Effective Time shall be as set forth in the Amended and Restated LLC Agreement, each to hold office in accordance with the provisions of the Act and the Amended and Restated LLC Agreement.

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1.6 Effect of Transactions on Equity.

(a) Effect on Parent Common Stock. Upon the filing of the Amended and Restated Certificate of Incorporation of the Parent with the Secretary of State of the State of Delaware, each share of Parent Common Stock issued and outstanding at the date of such filing shall remain outstanding and shall be renamed Parent Class A Common Stock.

(b) Effect on Membership Interests in the Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Company, or InnoHold, all of the limited liability company interests in the Merger Sub issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6. and throughout this Agreement, shall be converted into and shall represent such number of common units of the Surviving Entity designated in the Amended and Restated LLC Agreement as “Class A Units” (such units, the “Surviving Entity Class A Units”) as shall be equal to the number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time net of the number of shares of Parent Common Stock, subject to the Parent Stockholder Redemption, it being understood that, immediately after the Effective Time, the Parent shall be the holder of all of the issued and outstanding Surviving Entity Class A Units.

(c) Effect on Company Equity. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Company or InnoHold, all of the Company Units issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and as may be otherwise provided in this Agreement, shall be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificates representing such units, the Merger Consideration determined in Section 1.7 hereof. All other membership interests or other equity securities, including any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any equity securities or any securities convertible into or exchangeable for any equity securities or other security interests, of the Company existing immediately prior to the Effective Time (other than the Surviving Entity Class A Units and the common units of the Surviving Entity designated in the Amended and Restated LLC Agreement as “Class B Units” (such units, the “Surviving Entity Class B Units”) to be issued pursuant to this Agreement) shall automatically be canceled and cease to exist as of the Effective Time and no consideration shall be delivered or deliverable therefor.

1.7 Merger Consideration.

(a) The aggregate consideration to be paid to the equity holder or holders of the Company pursuant to the Merger (the “Merger Consideration”) shall consist of the cash consideration (“Cash Consideration”) and the equity consideration (“Equity Consideration”), each as described herein.

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(b) The total amount of the Merger Consideration shall be calculated as (i) the Enterprise Value, minus (ii) the Indebtedness of the Company, plus (iii) the cash and cash equivalents of the Company, minus (iv) the Total Expenses, each as of the Reference Time.

(c) The Cash Consideration shall be equal to (i) the total cash and cash equivalents of the Parent, including the funds remaining in the Trust Account, after giving effect to the completion of the Parent Stockholder Redemption and the payment of Parent’s unpaid Expenses and the payment of amounts under clause (iv) of Section 6.16, together with any additional cash resources of the Parent (the “Net Parent Cash”), plus (ii) the cash and cash equivalents of the Company as of the Reference Time, after giving effect to the payment of the Total Expenses that are accrued as of the Closing, less (iii) the Post-Closing Parent Cash, or such other amount as the Parent, the Company and InnoHold shall agree, as adjusted pursuant to Sections 1.13, 1.14 and 1.15 hereof.

(d) The Equity Consideration shall be determined by dividing (i) the excess of the Merger Consideration over the Cash Consideration, by (ii) the price at which each share of Parent Common Stock is redeemed pursuant to the Parent Stockholder Redemption (including any interest thereon)(the “Redemption Price”), as adjusted pursuant to Sections 1.13, 1.14, and 1.15 hereof. The quotient represents the number of Surviving Entity Class B Units to be issued to the Company’s member(s) (or other holders of the Company’s equity interests) immediately prior to the Effective Time (the “Company Closing Members”) pro rata in accordance with their ownership interests in the Company at the Effective Time, and the number of shares of Parent Class B Common Stock to be issued to the Company Closing Members pro rata in accordance with their ownership interests in the Company at the Effective Time.

1.8 Payment of Merger Consideration.

(a) Payment of Estimated Closing Cash Consideration. The Parent shall, subject to the provisions of this Article I, at the Effective Time, pay or cause to be paid to the Company Closing Members pro rata in accordance with their ownership interests in the Company at the Effective Time, the estimated Cash Consideration (“Estimated Closing Cash Consideration”) via wire transfer of immediately available funds in accordance with instructions provided by InnoHold to the Parent not less than two (2) Business Days prior to the Closing Date.

(b) Payment of Estimated Equity Consideration. The Parent and the Company shall, subject to the provisions of this Article I, at the Effective Time, issue or cause to be issued to the Company Closing Members pro rata in accordance with their ownership interests in the Company at the Effective Time the estimated Equity Consideration, less the number of shares of Parent Class B Common Stock and the Surviving Entity Class B Units to be held in escrow pursuant to the Contingency Escrow Agreement, via book entry issuance.

(c) No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Surviving Entity, the Parent or any other party hereto shall be liable to a holder of Company Units for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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1.9 No Further Ownership Rights in Company Units. The Merger Consideration issued in respect of the surrender for exchange of Company Units in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to Company Units, and there shall be no further registration of transfers on the records of the Surviving Entity of Company Units which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for Company Unit (“Company Unit Certificates”) are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Certificates. In the event any Company Unit Certificates (to the extent that any Company Units are certificated) shall have been lost, stolen or destroyed, the Surviving Entity shall issue, and the Parent shall cause the Surviving Entity to issue, in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6; provided, however, that the Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Person who claims to be the owner of such lost, stolen or destroyed certificates to provide an indemnification agreement in a form and substance acceptable to the Parent, indemnifying the Parent from and against any and all claims that may be made against the Parent with respect to the certificates alleged to have been lost, stolen or destroyed. Any Person complying with the provisions of this Section 1.10 shall be deemed to have surrendered such lost, stolen or destroyed Company Unit Certificate for all purposes hereunder, including for purposes of receiving the cash and/or equity to which such Company Closing Member is entitled pursuant to Section 1.8.

1.11 Taking of Reasonably Necessary Action; Further Action. If at any time after the Effective Time, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the Parent, the Merger Sub, and the respective officers and directors of the Company, the Parent and the Merger Sub are fully authorized, in the name of their respective entities or otherwise to take, and will take, all such lawful and reasonably necessary action.

1.12 Intended Tax Treatment and Purchase Price Allocation. For United States federal income Tax purposes (and, where applicable, state and local income Tax purposes) only, all parties hereto will treat the Surviving Entity as a continuation of the Company as a partnership and will treat the payment of the Cash Consideration as a purchase by the Parent of such Company Units, in a transaction with respect to which an election pursuant to Section 754 of the Code shall be made.

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1.13 Closing Calculations.

(a) Not later than the fifth (5th) Business Day prior to the Closing Date, the Company shall deliver to the Parent a statement, certified by the Company’s chief executive officer (the “Estimated Closing Statement”), setting forth (a) the estimated balance sheet of the Company as of the Reference Time, prepared in good faith and in accordance with the Accounting Principles (the “Estimated Closing Balance Sheet”), (b) a good faith calculation of the Company’s estimate of its Indebtedness (the “Estimated Indebtedness”), Total Expenses (“Estimated Total Expenses”), and cash and cash equivalents, each as of the Reference Time, and (c) the resulting estimated Merger Consideration (the “Estimated Merger Consideration”) (each with reasonably detailed calculations); provided, that upon delivering the Estimated Closing Statement to the Parent, the Company will meet with the Parent to review and discuss the Estimated Closing Statement and the Company will consider in good faith the Parent’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, which adjusted Estimated Closing Statement shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement. The Estimated Closing Statement will also include with respect to (i) Indebtedness, the amount owed to each creditor of the Company, and payment instructions, together with payoff and lien release letters from Company’s creditors in form and substance reasonably acceptable to the Parent, and (ii) Total Expenses, the amount owed to each payee thereof, and payment instructions.

(b) On or prior to the Business Day prior to the Closing Date, the Parent shall deliver to the Company a statement setting forth the Parent’s good faith calculation, subject to the Company’s reasonable review and approval, of (i) the estimated Net Parent Cash as of the Closing and (ii) the resulting Estimated Closing Cash Consideration based on such estimated Net Parent Cash and the amounts set forth in the Estimated Closing Statement, as it may have been adjusted pursuant to this Section 1.13, together with all necessary documentation to support Parent’s calculation of the estimated Net Parent Cash, including but not limited to bank statements or investment account statements, and the Estimated Closing Cash Consideration.

1.14 Final Closing Balance Sheet Calculation.

(a) Within ninety (90) days after the Closing Date, the Parent Representative shall deliver to InnoHold a statement (the “Closing Statement”) setting forth (a) a consolidated balance sheet of the Company as of the Reference Time (the “Closing Balance Sheet”) (b) a good faith calculation of the Indebtedness, cash and cash equivalents, and Total Expenses, in each case, with respect to the Company as of the Reference Time, and the resulting Merger Consideration and Cash Consideration. The Closing Statement shall be prepared, and the Closing Balance Sheet, cash and cash equivalents, Indebtedness, and Total Expenses of the Company and the resulting Merger Consideration and Cash Consideration, shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement. The Parties agree that the purpose of preparing the Closing Balance Sheet and determining Indebtedness, cash and cash equivalents, and Total Expenses of the Company and the resulting Merger Consideration and Cash Consideration contemplated by this Section 1.14 and Section 1.15 below, is to measure the components of the Merger Consideration, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining Indebtedness, cash and cash equivalents, or Total Expenses of the Company, except to the extent that the Closing Statement was not prepared in accordance with the Accounting Principles or otherwise in accordance with this Agreement. After delivery of the Closing Statement, Parent Representative and InnoHold and their respective accountants and other representatives shall be permitted reasonable access at reasonable times to review the Surviving Entity’s and its Subsidiaries’ books, records and any work papers to the extent such books, records and work papers are directly related to the preparation of the Closing Statement (provided that Parent Representative and InnoHold shall be required to, and shall cause their respective accountants and other representatives to, keep any information disclosed under this Section 1.14 confidential and not disclose such information, and the Indemnified Parties will be entitled to indemnification under Article VIII for any breach of the foregoing). Parent Representative and InnoHold and their respective accountants and other representatives may make inquiries of the Parent, the Surviving Entity, its Subsidiaries and their respective accountants and employees regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and the Parent shall use its commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries. If InnoHold has any objections to the Closing Statement, InnoHold shall deliver to the Parent Representative a statement setting forth its objections thereto (in reasonable detail) (an “Objections Statement”). If an Objections Statement is not delivered to the Parent Representative within forty-five (45) days following the date of delivery of the Closing Statement, all determinations set forth therein, and the resulting Final Merger Consideration, shall be final, binding and non-appealable by the Parties. If an Objections Statement is delivered within such forty-five (45) day period, InnoHold and the Parent Representative shall negotiate in good faith to resolve any such objections for a period of thirty (30) days (the “Resolution Period”). The final Merger Consideration, as determined in accordance with this Section 1.14, shall be referred to as the “Final Merger Consideration”.

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(b) If InnoHold and the Parent Representative do not reach a final resolution within the Resolution Period, InnoHold and the Parent Representative shall submit such dispute to the Salt Lake City office of Grant Thornton LLP or if such firm is not independent pursuant to the rules and regulations of the Securities and Exchange Commission and the PCAOB at the time, or has been engaged in an auditing or other capacity by any of the Parties or any of the members of InnoHold since January 1, 2012, another independent accounting firm reasonably acceptable to the Parent Representative and InnoHold (the “Dispute Resolution Arbiter”) (provided that, if the Dispute Resolution Arbiter does not accept its appointment or the Parent Representative and InnoHold cannot agree on the Dispute Resolution Arbiter, in either case within fifteen (15) days after the end of the Resolution Period, either the Parent Representative or InnoHold may require, by written notice to the other, that the Dispute Resolution Arbiter be selected by the New York City Regional Office of the American Arbitration Association in accordance with the procedures of the American Arbitration Association). InnoHold and the Parent Representative will execute a customary and reasonable engagement letter with the Dispute Resolution Arbiter, which will include a confidentiality requirement for the Dispute Resolution Arbiter. Any submissions to the Dispute Resolution Arbiter must be written and delivered to each party to the dispute. The Dispute Resolution Arbiter shall consider only those items and amounts that are identified in the Objections Statement and the Parent Representative’s written response to InnoHold, if any, with respect to the Objections Statement as being items that InnoHold and the Parent Representative are unable to resolve. The Dispute Resolution Arbiter’s determination shall be based solely on the definitions of Indebtedness and Total Expenses and Merger Consideration contained in the provisions of this Agreement, including this Section 1.14. InnoHold and the Parent Representative shall use their commercially reasonable efforts to cause the Dispute Resolution Arbiter to resolve all disagreements as soon as practicable in amounts between the disputed amounts set forth in the Closing Statement (as modified by the Parent Representative’s written response to InnoHold, if any, with respect to the Objections Statement) and the Objections Statement. Further, the Dispute Resolution Arbiter’s determination shall be based solely on the presentations by InnoHold and the Parent Representative that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Arbiter, and the resulting calculation of the Final Merger Consideration, shall be final and binding on and non-appealable by the Parties hereto. The costs and expenses of the Dispute Resolution Arbiter shall be paid or caused to be paid by the Parent.

1.15 Post-Closing Adjustment Payment.

(a) If the Final Merger Consideration is greater than the Estimated Merger Consideration (the absolute amount of such excess, the “Excess Amount”), then the Parent shall, no later than five (5) Business Days following the final determination, make or cause to be made a payment in cash to the Company Closing Members pro rata in accordance with their ownership interests in the Company at the Effective Time in an aggregate amount equal to the Excess Amount; provided that, to the extent that the Parent does not have sufficient cash on a consolidated basis to make such payment (as reasonably determined by the Parent’s disinterested independent directors, after considering the consolidated liabilities of Parent and the reasonable reserves necessary for the continued operation of the business of Parent and its Subsidiaries in the ordinary course), the Parent shall, with respect to the amount of the cash shortfall (i) issue to such Company Closing Members, in such pro rata amounts, such number of shares of Parent Class B Common Stock as is equal to the amount of such shortfall divided by the Redemption Price and (ii) cause the Company to issue to such Company Closing Members, in such pro rata amounts, an equal number of Surviving Company Class B Units.

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(b) If the Final Merger Consideration is less than the Estimated Merger Consideration (the absolute amount of such shortfall, the “Shortfall”), then the Company Closing Members (pro rata in accordance with their ownership interests in the Company at the Effective Time) shall make a payment in cash to the Parent in an aggregate amount equal to the Shortfall not later than five (5) Business Days following such final determination. Without limiting any of the rights or remedies of the Parent under this Agreement or at law or equity, if any such Company Closing Member fails or refuses to make such payment, the Parent shall have the right, as determined by the Parent Representative, in its sole discretion, to claim a portion of the Equity Consideration then owned by such Company Closing Member (including any Parent Class A Common Stock that may have been issued in exchange therefor) up to an amount equal in value (based on the Redemption Price per share of Parent Class B Common Stock and Surviving Company Class B Unit combined) to the amount owed by such Company Closing Member. In the event that such Company Closing Member fails to promptly transfer any such equity pursuant to this Section 1.15(b), the Parent Representative on behalf of the Parent shall be and hereby is authorized to act as the attorney-in-fact for such Company Closing Member to transfer such Parent Class B Common Stock (or replacement Parent Class A Common Stock) to the Parent and such Surviving Company Class B Units to the Company, each to be immediately cancelled by the Parent and the Company, respectively, and may transfer such equity and cancel the certificates for such equity on the books and records of the Parent and the Company, and may instruct the Parent’s and the Company’s agents and any exchanges on which Parent’s shares are listed or traded to do the same.

(c) The Parent Representative and InnoHold shall use commercially reasonable efforts to comply with the timing requirements set forth in this Section 1.15 hereof, but, in the absence of bad faith or willful misconduct, neither Party shall be deemed to be in breach of this Agreement, or to have waived its rights hereunder, solely on the basis of not satisfying the timing requirements set forth therein, so long as they comply with such timing requirements as promptly as practicable.

(d) Exhibit I sets forth an illustrative statement (the “Reference Statement”) prepared in good faith by the Company in cooperation with the Parent setting forth the various line items used (or to be used) in, and illustrating for sample purposes only, the calculation of Indebtedness and Total Expenses, and the resulting Cash Consideration, if the Closing occurs based on the assumptions set forth therein, in each case prepared and calculated in accordance with this Agreement.

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Parent and the Merger Sub as of the date hereof and as of the Closing, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to the Parent (the “Disclosure Schedule”) as follows:

2.1 Organization of the Company.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has full limited liability company power and authority. The Company is duly qualified to do business and is in good standing to do business in each jurisdiction listed on Section 2.1(a)(i) of the Disclosure Schedule. Except as set forth on Section 2.1(a) of the Disclosure Schedule, the Company is not required to be qualified to do business under the Laws of any jurisdiction other than the jurisdictions where it is qualified to do business as set forth on Section 2.1(a) of the Disclosure Schedule. Neither the Company nor its predecessors has conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a”, trade name or other name, except as set forth on Section 2.1(a) of the Disclosure Schedule.

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(b) The Company has made available to the Parent true and complete copies of the Company Charter Documents and the InnoHold Charter Documents. The minute books of the Company, all of which have been made available to the Parent prior to the date hereof, constitute all of the minutes of the Company required to be maintained by the Company, and are true and complete in all material respects. At the Closing, all such minute books will be in the possession of the Company. The Company is not in violation of any of the Company Charter Documents in any material respect and InnoHold is not in violation of any of the InnoHold Charter Documents.

(c) Except as set forth on Section 2.1(c) of the Disclosure Schedule, the Company possesses all Permits necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

2.2 Equity of the Company.

(a) Section 2.2(a)(i) of the Disclosure Schedule sets forth as of the date hereof, for the Company, the amounts and types of its outstanding equity and the record and beneficial owners of its outstanding equity, and there are no other equity securities or ownership interests of any kind of the Company authorized, designated, issued, reserved for issuance or outstanding. All outstanding equity of the Company (x) has been duly authorized, is validly issued, fully paid and non-assessable and is not subject to, and was not issued in violation of, any purchase option, call option, transfer restriction, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company Charter Documents or any Contract to which the Company or any of its equity holders is a party or otherwise bound, and (y) has been offered, sold, issued and delivered by the Company in all material respects in compliance with the terms of any applicable Contract to which the Company is party, the Company Charter Documents and all applicable Laws. Except as provided in the Company Charter Documents, no profits, dividends or distributions with respect to any equity of the Company have ever been made, declared or accrued. Section 2.2(a)(ii) of the Disclosure Schedule sets forth as of the date hereof a true and complete list of all debt instruments convertible into Company Units. There is no Voting Debt of the Company. There are no Convertible Securities of the Company. Except as set forth in the Company Charter Documents and except as set forth in grant agreements to awardees for grants of profits interests in Company Units, all of which are set forth on Section 2.2(a)(iii) of the Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire or issue any capital stock, membership interests, partnership interests, joint venture interests or other equity interests of the Company.

(b) The Company does not, directly or indirectly, (i) own of record or beneficially any capital stock, membership interests, partnership (limited or general) interests, joint venture interests or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity, or (ii) control any corporation, partnership, limited liability company, joint venture or other entity.

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(c) Except as set forth in Section 2.2(c) of the Disclosure Schedule, the Company neither sponsors nor maintains any stock option plan or any other plan or Contract providing for equity compensation to any Person.

(d) The Company has no outstanding warrants to purchase Company Units.

(e) Except as provided in Section 2.2(e) of the Disclosure Schedule, there are no (i) voting trusts, proxies or other Contracts or understandings with respect to the voting of any securities of the Company to which the Company is a party, by which the Company is bound, or which exist as of the date of this Agreement, or (ii) except as set forth in the Company Charter Documents or on Section 2.2(e) of the Disclosure Schedule, Contracts or understandings to which the Company is a party, by which the Company is bound, or which exist as of the date of this Agreement, relating to the registration or imposing restrictions on the transfer or requirements to transfer such securities (including Contracts relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any securities of the Company.

(f) EquaPressure, LLC, a Delaware limited liability company (“EquaPressure”) was merged with and into the Company on October 10, 2017 (the “EquaPressure Merger”). No cash, equity or other consideration was paid or is payable to any Person by reason of the EquaPressure Merger, and at the time of the merger EquaPressure did not have any contractual obligations or financial or other liabilities, whether fixed or contingent.

2.3 Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Related Agreement to which it is, or is specified to be, a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by the Company of this Agreement and each Related Agreement to which the Company is, or is specified to be, a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the Transactions have been duly authorized by all necessary limited liability company action by the Company. The Company has duly executed and delivered this Agreement and at or before the Effective Time will have duly executed and delivered each Related Agreement to which it is, or is specified to be, a party, and this Agreement (assuming due execution, authorization and delivery by the other parties hereto) constitutes, and each Related Agreement to which the Company is, or is specified to be, a party will (assuming due execution, authorization and delivery by the other parties thereto) on and after the Effective Time constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

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(b) The Board of Directors of the Company and all of the members of the Company have duly adopted resolutions (which are currently in effect as adopted) approving and declaring advisable this Agreement and the Transactions, including the Merger. The Company has provided to the Parent true and complete copies of the resolutions of the Board of Directors and the members of the Company described herein.

(c) The approval of the Board of Directors and the members of the Company constitutes all of the votes, consents and approvals required of the holders of the Company Units for the authorization, execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is, or is specified to be, a party and the consummation by the Company of the Merger and the other Transactions. Such affirmative vote is the only vote of the holders of any class or series of equity interest of the Company necessary to adopt this Agreement and approve the Merger, the Certificate of Merger, and the Related Agreements and the Transactions, including pursuant to the Company Charter Documents and the Act.

2.4 No Conflicts; Consents.

(a) Except as set forth on Section 2.4(a) of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement do not, the execution, delivery and performance by the Company of each Related Agreement to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by the Company with the terms hereof and thereof will not, directly or indirectly, require any notice to be given under, contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation, to a right to challenge the Transactions or to the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the imposition or creation of any Lien upon any of the properties or assets (tangible or intangible) of the Company under, any provision of (a) of the Company Charter Documents (b) any Company Contract or Benefit Plan to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) is bound, or (c) any Permit, Judgment or Law applicable to the Company or its properties or assets (whether tangible or intangible).

(b) Except as set forth on Section 2.4(b) of the Disclosure Schedule, no Consent of, or Filing with, any Governmental Authority is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or any Related Agreement to which the Company is, or is specified to be, a party or the consummation of the Transactions or in order to prevent the termination of any Permit of the Company, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations, filings and Permits which, if not obtained or made, would not have a Company Material Adverse Effect and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. Section 2.4(c) of the Disclosure Schedule sets forth all notices to, and all consents, waivers and approvals of, parties to any Company Contract to which the Company is a party or by which they or their properties are bound that are required thereunder in connection with the Transactions for any such Company Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company, as the case may be, under such Company Contract from and after the Effective Time.

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2.5 Financial Statements and Controls.

(a) Section 2.5(a) of the Disclosure Schedule sets forth the Financial Statements. The Financial Statements: (i) are complete and correct in all material respects and have been prepared in good faith from the books and records of the Company in accordance with GAAP consistently applied during the periods covered thereby (except as otherwise disclosed therein); and (ii) fairly present in all material respects the financial condition and the results of operations, cash flows and members’ capital of the Company as of the respective dates of and for the periods referred to in the Financial Statements, subject, in the case of interim Financial Statements, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the most recent audited year-end Financial Statements). The Company’s revenue recognition policy is consistent with GAAP. The books and records of the Company, all of which have been made available to the Parent before the date hereof, are true and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect all of the transactions and actions therein described and any disposition of any assets of or by the Company in all material respects. At the Closing, all such books and records will be in the possession of the Company. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

(b) The Company does not have any debts, liabilities, demands or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) as disclosed, reflected or reserved against in the Interim Balance Sheet, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practices (none of which results from or arises out of any breach of or default under any Contract, breach of warranty, tort, infringement or violation of law) since the date of the Interim Balance Sheet and not in violation hereof. The Company does not have any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(c) The Company maintains internal controls over financial reporting in accordance with an established framework sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations and fairly reflect such transactions, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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(d) The records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company (including all means of access thereto and therefrom). The Company has implemented and maintains procedures that provide that material information relating to the Company is made known to the chief executive officer of the Company by others within those entities.

(e) Section 2.5(e) of the Disclosure Schedule sets forth each item of (i) Indebtedness of the Company and sets forth each Contract in effect with respect thereto and the holder thereof, and (ii) Liens to which the Company or any of its properties, assets or undertakings is subject or bound and each Contract with respect thereto, as of the date of the Balance Sheet and as of the date of this Agreement.

(f) The Company has not, at any time: (i) made a general assignment for the benefit of creditors; (ii) filed or had filed against it, any bankruptcy petition or similar filing; (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets; (iv) admitted in writing its inability to pay its debts as they become due; or (v) been convicted of, or pleaded guilty or no contest to, any felony.

(g) The firm of auditors that audited the Financial Statements of the Company for the periods ended December 31, 2016 and 2015 (i) are duly registered with the Public Company Accounting Oversight Board (“PCAOB”) and (ii) are independent in accordance with the standards of the SEC and the PCAOB applicable to companies required to file reports pursuant to Sections 13 or 15(d) of the Exchange Act.

(h) Since January 1, 2016, the Company has not had any disagreement with its accountants that would have required disclosure pursuant to Item 9 of an Annual Report on Form 10-K promulgated by the SEC, had the Company been required to file reports pursuant to Sections 13 or 15(d) of the Exchange Act during such period.

(i) Neither the Company nor, to the Knowledge of the Company, any manager, director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. Since the Company’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors or the managers of the Company.

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(j) The financial statements of the Company for the year ended December 31, 2016 and subsequent periods include all financial information relating to EquaPressure as if EquaPressure had been wholly owned by the Company as of January 1, 2016.

2.6 No Changes. Except as set forth in Section 2.6 of the Disclosure Schedule, since the Balance Sheet Date through and including the date of this Agreement, there has not been, occurred or arisen any:

(a) amendment or change to the Company Charter Documents;

(b) capital expenditure or capital commitment by the Company in any amount in excess of $100,000 in any individual case or $500,000 in the aggregate or acquisition of any Person or other business enterprise or division thereof (whether by merger, consolidation, sale of stock, sale of assets or otherwise) or acquisition or any material assets except for acquisitions of inventory in the ordinary course of business consistent with past practices;

(c) payment, discharge or satisfaction, in any amount in excess of $100,000 in any individual case or $500,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practices;

(d) destruction of, damage to or loss of any properties or assets of the Company having a fair market value in excess of $100,000 (whether or not covered by insurance), or non-renewal of any agreement between the Company and any Large Reseller, Top Vendor or Top Payor;

(e) work stoppage, labor strike or other comparable labor trouble, or any material action, suit, claim, demand, or labor dispute relating to any labor, employment and/or safety matter involving the Company, including material charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other material unlawful labor and/or employment practices or actions;

(f) material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

(g) material revaluation by the Company of any of their assets, including the writing down of the value of inventory or writing off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices;

(h) dividend, split, combination or reclassification of any securities of the Company, or issuance or authorization of the issuance of any securities of the Company or any rights of security holders of the Company in respect of, in lieu of or in substitution for, any of the foregoing;

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(i) (i) repricing of any right to acquire securities of the Company or any amendment or acceleration or waiver of any vesting terms related to any award of, or award with respect to, any securities of the Company held by any employees, consultants, contractors, or advisors of the Company or (ii) declaration, payment, commitment, approval of, or undertaking of an obligation of any other kind for the payment by the Company of a bonus, commission or other additional salary, compensation or employee benefits to any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan) not reserved for on the Interim Balance Sheet;

(j) employee terminations which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification (“WARN”) Act;

(k) granting of material severance or termination or other pay or benefits to any employee, consultant or contractor or entering into any Contract with respect thereto; or adoption or amendment of any employee benefit plan, Benefit Plan or severance plan;

(l) sale, lease, license or other disposition of any assets or properties of the Company or creation of any Lien on such assets or properties, except sales or non-exclusive licenses of Company Products in the ordinary course of business and consistent with prior practices and in each case, other than as would not reasonably be expected to be material to the Company taken as a whole;

(m) loan by the Company to any Person, incurrence by the Company of any material Indebtedness, draw-down of, increase in, repayment of, or amendment of the terms of any material Indebtedness, guarantee by the Company of any material Indebtedness, issuance or sale of any debt securities of the Company or purchase of or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business and consistent with prior practices;

(n) waiver or release of any material right or claim of the Company, including any write-off or other compromise of any material account receivable of the Company, except in the ordinary course of business and consistent with prior practices;

(o) commencement or written notice of commencement by any Governmental Authority of any lawsuit, claim or proceeding against, investigation by any Governmental Authority of the Company or their affairs, or commencement of any litigation by the Company, or settlement of any lawsuit, claim, proceeding or investigation (regardless of the party initiating the same);

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(p) (i) transfer or sale by the Company to any third Person of any Company Intellectual Property or the entering into of any license agreement, distribution or reseller agreement, security agreement, assignment or other conveyance, or option for any of the foregoing, with respect to the Company Intellectual Property with any Third Person, (ii) purchase or other acquisition from a third Person of ownership in any Intellectual Property or technology, or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance, or option for any of the foregoing, with respect to the Intellectual Property or technology of any third Person (other than licenses for Open Source Software, commercially available software, or Shrink Wrap Code), (iii) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Third Persons who have licensed Intellectual Property or technology to the Company or (iv) entering into, or amendment of, any Contract with respect to the development of any material Intellectual Property or technology by a Third Person (other than agreements with employees) on behalf of the Company, in each case as other than as would not reasonably be expected to be material to the Company.

(q) entry into of any material Contract, or modification to any Contract, pursuant to which any Third Person was granted development, manufacturing or similar rights of any type or scope with respect to any Company Products, except in the ordinary course of business and consistent with prior practices;

(r) to the Knowledge of the Company, any security breach or cyber-attack against the Company or its facilities, or involving information with respect to the Company’s customers or suppliers, financial systems or information, or projections, plans or strategies; or

(s) any event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect.

2.7 Assets Other than Real Property Interests. The Company has good and valid title to, or, in the case of leased assets, valid leasehold interests, in all of its tangible properties, assets, real, personal and mixed that is used or held for use in its business, including all the assets reflected on the Interim Balance Sheet or thereafter acquired, other than assets disposed of for fair value in the ordinary course of business consistent with past practices since the date of the Interim Balance Sheet and not in violation hereof, in each case free and clear of all Liens other than Permitted Liens and liens identified in Section 2.7 of the Disclosure Schedule. The assets of the Company and the assets of other persons which the Company are entitled to use under the provisions of agreements with the owners thereof are sufficient for the conduct of the business of the Company in substantially the same manner as conducted before the date hereof. The Company, the assets, machinery, equipment, vehicles and other personal properties owned or leased by the Company and the assets of other persons which the Company are entitled to use under the provisions of agreements with the owners thereof have at all times been maintained in accordance with good business practices, and all such assets are in good operating condition and repair (except for ordinary wear and tear) and are suitable for the purposes for which they are used and intended and not in need of replacement. The Company has fully paid up the purchase price for any assets which were purchased subject to title retention clauses under which the title of the assets will not be transferred to the Company unless the purchase price thereof are fully paid.

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2.8 Real Property; Environmental Matters.

(a) The Company does not own in fee any real property.

(b) (i) Section 2.8(b)(i)(A) of the Disclosure Schedule sets forth a complete and accurate list of all real property that is leased, subleased or licensed by or from the Company (the “Leased Real Property”), and as to each parcel of Leased Real Property sets forth in tabular format the following information: the fee owner and the lessor; the lessee; the street address; the municipality, county and state; the title, date and parties to the lease and all amendments thereto creating the leasehold in the lessee (the “Real Property Lease”). Except as set forth on Section 2.8(b)(i)(B) of the Disclosure Schedule, there are no outstanding options, purchase rights or rights of first refusal to acquire any Real Property Lease or the leasehold created thereby, or to sublease any parcel of Leased Real Property, or any portion thereof or interest therein to which the Company is a party. Neither the lessor nor the lessee has the right to terminate any Real Property Lease (other than as a result of an event of default or the occurrence of an event otherwise provided for thereunder), and the lessor thereunder has no right to recapture or relocate all or any portion of the Leased Real Property. The Company, as lessee, has good and marketable leasehold title to each parcel of Leased Real Property, free and clear of all Liens and adverse Judgments, and has in all material respects paid and performed all obligations required to be paid or performed by it under each Real Property Lease and otherwise with respect to each parcel of Leased Real Property. The Company enjoys peaceful and undisturbed possession of each parcel of Leased Real Property. Each Real Property Lease (A) is in full force and effect and a valid, binding and legally enforceable obligation of the Company, as lessee, and of the lessor and, to the extent there is a sublessor, the sublessor (provided that the representation and warranty that the Real Property Lease is a valid, binding and legally enforceable obligation of the lessor and sublessor with respect to the Company’s premises located at Grantsville, Utah is made to the Company’s Knowledge); (B) has not been amended or modified except as reflected on Section 2.8(b)(i)(C) of the Disclosure Schedule; and (C) has not been assigned or subleased (all or a portion of the premises thereunder or granted any right to use or occupy the Real Property Lease) by the lessee. The Company has not received a written notice of default under any Real Property Lease which remains uncured and, except as set forth in Section 2.8(b)(i)(D) of the Disclosure Schedule, no condition exists which, with either notice or the passage of time or both, would result in a breach or default by the Company under any Real Property Lease. Except as set forth in Section 2.8(b)(i)(E) of the Disclosure Schedule, the Transactions do not require the consent of any other party to any Real Property Lease, will not result in a breach of or default under any Real Property Lease, or otherwise cause any Real Property Lease to cease to be legal, valid, binding, enforceable by and against all parties, and in full force and effect on identical terms following the Closing. Except as provided in Section 2.8(b)(i)(F) of the Disclosure Schedule, none of the other parties to any Real Property Lease is an Affiliate of, or otherwise has any economic interest in, the Company.

(ii) Section 2.8(b)(ii) of the Disclosure Schedule sets forth a complete and accurate list of all real property, if any, other than Leased Real Property, in which the Company holds an interest or which is owned by an Affiliate of the Company and used in whole or in part in connection with the Business (the “Other Real Property”), and as to each parcel of Other Real Property sets forth complete and accurate information of the type and level of detail provided in Section 2.8(b)(i) of the Disclosure Schedule.

(iii) The Leased Real Property and Other Real Property (collectively, the “Company Property”) comprise all of the real property used or intended to be used in, or otherwise related to, the Business.

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(c) The occupancies, uses, maintenance and operation of each parcel of Company Property have complied in all material respects with all Laws applicable to the Company Property and are not in violation in any material respect of any thereof; and all certificate(s) of occupancy and all other material Permits required by Law for the proper use and operation of each parcel of Company Property are in full force and effect. All material Permits, utility installations and connections required for the existing occupancies, uses and operation of each parcel of Company Property have been granted, effected, or performed and completed (as the case may be), and all fees and charges therefor have been fully paid. Except as set forth on Section 2.8(c)(i) of the Disclosure Schedule, each parcel of Company Property is supplied with utilities (including water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such parcel of Company Property as currently operated. Except as set forth on Section 2.8(c)(ii) of the Disclosure Schedule, there are no subleases, licenses, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to use or occupy any parcel of Company Property or any portion thereof or interest therein. Except as set forth on Section 2.8(c)(iii) of the Disclosure Schedule, the Company has not received written notice of, and it does not otherwise have, any violations, Proceedings or Judgments relating to zoning, building use and occupancy, traffic, fire, health, sanitation, air pollution, ecological, environmental or other Law, against or with respect to any parcel of Company Property. There is no condemnation, expropriation or other Proceeding in eminent domain pending or, to the Knowledge of the Company, threatened, affecting any parcel of Company Property or any portion thereof or interest therein. All obligations arising under development, tri-party and other agreements with county, municipal and other governmental and quasi-governmental agencies and authorities respecting the ownership, development and operation of each parcel of Company Property have been paid or performed. Except as set forth on Section 2.8(c)(iv) of the Disclosure Schedule, no notice from any insurance company which has issued a policy with respect to any parcel of Company Property or from any board of fire underwriters (or other body exercising similar functions) has been received requesting the performance of any repairs, alterations, or other work. Except as set forth on Section 2.8(c)(v) of the Disclosure Schedule, no work has been performed or is in progress at, and no materials have been furnished to, any parcel of Company Property which, though not presently the subject of, might give rise to construction, mechanic’s, material supplier’s, or other lien against such parcel of Company Property, except that for which full and complete releases or effective waivers have been obtained. All obligations required to be paid or performed by the owner or lessee of any parcel of Company Property under declarations, reciprocal easement agreements and like agreements to which such parcel of Company Property is subject, have been paid or performed. Except as set forth on Section 2.8(c)(vi) of the Disclosure Schedule, no parcel of Company Property is subject to any tax abatement program. There are no assessments for public improvements currently affecting or pending against any parcel of Company Property, and there are no assessable public improvements which have been ordered to be made and which have not heretofore been assessed. Each parcel of Company Property is maintained in all material respects the manner in which prudent owner-occupants customarily maintain similar real property. The Company Property is generally suitable and adequate for the conduct of the Business.

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(d) Except as set forth on Section 2.8(d) of the Disclosure Schedule, the Company has not received any notice from (i) a Governmental Authority, (ii) the current or prior owner or operator of any of the Company Property, or (iii) any other Person that alleges that the Company is in material non-compliance with any Environmental Law. The Company holds, and is in compliance with, all material Permits required for the Company to conduct its businesses under Environmental Laws (“Environmental Permits”), and is and has at all times been in material compliance with all Environmental Laws. No suspension, cancellation, modification, revocation or nonrenewal of any Environmental Permit has occurred, is pending or, to the Knowledge of the Company, threatened. The Company has not entered into or agreed to any Judgment and is not subject to any Judgment relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Material. There have been no Releases of Hazardous Materials on, at or under any parcel of Company Property or any other property or facility formerly owned, leased or operated by the Company or any of its predecessors in violation of Environmental Laws.

(e) The Company has made available to the Parent copies of all Phase 1 and Phase 2 environmental site assessment reports in its possession or in the possession of any of its Affiliates regarding any of the Company Properties; provided, however, that Company makes no representations or warranties of any kind with respect to the accuracy or completeness of any such materials.

(f) Except as set forth on Section 2.8(f) of the Disclosure Schedule, the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Material in material violation of any Environmental Laws, or which could reasonably be expected to result in or give rise to Liability or require an investigation, cleanup, removal, response activity, remediation, or corrective action pursuant to any Environmental Law or contractual obligation.

(g) Except as set forth in Section 2.8(g) of the Disclosure Schedule, neither the entry by the Company into this Agreement nor the consummation of the Transactions will result in any obligation for the Company or any other entity to conduct a site investigation, cleanup, or to obtain the Consent of or make any Filing with any Governmental Authority or third party, pursuant to any of the so-called “transaction triggered” or “responsible party transfer” Environmental Laws.

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2.9 Intellectual Property.

(a) Section 2.9(a) of the Disclosure Schedule sets forth a true and complete list of all of the material (i) Owned Company Intellectual Property, (ii) Licensed Company Intellectual Property, including Trade Secrets. The Company Intellectual Property constitutes all of the Intellectual Property that is used in or necessary for the conduct of the Business of the Company and for the manufacture, use, and sale by the Company of the Company Products in Section 2.9(l) of the Disclosure Schedule in their respective Territories.

(b) Section 2.9(b) of the Disclosure Schedule sets forth (i) a true and complete list of all of the Owned Company Intellectual Property that is registered or subject to an application for registration, in each instance, enumerating the applicable application or registration number, title, registrar, jurisdiction, date of filing/issuance and current applicant/owner (“Registered Owned Company Intellectual Property”) and (ii) any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Owned Company Intellectual Property (other than ordinary course proceedings and actions before the United States Patent and Trademark Office or equivalent authority related to the issuance and registration of); and (iii) any actions that must be taken by the Company within ninety (90) days of the date hereof with respect to any of the foregoing, including the payment of any application, registration, maintenance or renewal fees or the filing of any documents, applications or certificates. With respect to each item of Owned Company Intellectual Property: (A) all necessary application, registration, maintenance and renewal fees have been timely paid to, and all necessary documents, certificates and assignments have been timely filed with, the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Owned Company Intellectual Property; (B) each such item is currently in compliance with formal legal requirements; and (C) each such item, except with respect to applications, is valid and enforceable. There are no facts of which the Company is aware, including any information or facts that would constitute prior art, that would render any of the issued Owned Company Intellectual Property invalid or unenforceable, or would affect any pending application for any Owned Company Intellectual Property. The Company has not misrepresented, or failed to disclose, any facts in any application for any Owned Company Intellectual Property that would constitute Fraud or a misrepresentation with respect to such application of any Owned Company Intellectual Property. Except as set forth in Section 2.9(b) of the Disclosure Schedule, no filings, extensions, renewals, fees or other maintenance actions related to any of the Owned Company Intellectual Property are due within the ninety (90) day period following the Closing Date.

(c) All right, title and interest in and to the Company Data is owned by the Company free and clear of all Liens.

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(d) The Company is the sole and exclusive owner of all right, title and interest in and to the Owned Company Intellectual Property free and clear of all Liens (other than Permitted Liens) and the Company has the right to use the Licensed Company Intellectual Property pursuant to the terms of such licenses. The licenses granted to the Licensed Company Intellectual Property do not contravene, conflict with, contradict, preclude, prevent, or interfere with the Company’s operations in any material respect, the manufacturing of Company Products, or the sale of Company Products in their respective Territories. The execution and delivery of this Agreement and the Related Agreements to which the Company is, or is specified to be, a party, and the consummation of the Transactions do not and will not contravene, conflict with, alter or impair any such rights. Except as set forth on Section 2.9(d) of the Disclosure Schedule, the Company has the sole and exclusive right to bring a claim or suit against a third party for past, present or future infringement or misappropriation of the Company Intellectual Property. Except as set forth on Section 2.9(d) of the Disclosure Schedule, all Company Intellectual Property is fully transferable, alienable and licensable by the Company without restriction and without payment of any kind to any third party. Since January 1, 2015, the Company has not transferred to any third Person ownership of any Company Intellectual Property that is or, as of the time of such transfer, was material to the Company. All Company Intellectual Property produced, created, invented or developed by the Company’s current and former shareholders, directors, members, officers, managers, employees, hired consultants, contractors, vendors or suppliers during the period of their employment or within the scope of their contracting or consulting or relationship, as the case may be, with the Company has been fully assigned and transferred solely to the Company.

(e) To the Knowledge of the Company, neither the conduct of the Business of the Company, including the manufacture and sale of the Company Products and any services offered by the Company, nor the Owned Company Intellectual Property or the use thereof violates, misappropriates, dilutes or infringes, or has violated, misappropriated, diluted or infringed (collectively, “Infringes” or “Infringing”) the Intellectual Property of any other Person or breaches any license agreements involving the Licensed Company Intellectual Property. No claims are pending or notices or, to the Knowledge of the Company, threatened, against the Company by any other Person that (i) allege that any of the Company Products, Company Intellectual Property or the use thereof Infringes the Intellectual Property of any other Person; (ii) challenge the ownership, validity, enforceability, registration, effectiveness or use in the business of the Company of any of the Company Intellectual Property or (iii) allege that the conduct of the Business of the Company, including the Company Products and any services offered by the Company, Infringes the Intellectual Property of any other Person. Intellectual Property identified in Schedule H of the Amended and Restated Confidential Assignment and License Back Agreement, executed on November 1, 2017 and effective as of December 27, 2016, between EdiZONE and the Company (the “Amended EdiZONE Agreement”) is not necessary to conduct the Business of the Company, and manufacturing, using, or selling the Company Products in their corresponding Territories will not be Infringing the Intellectual Property listed in Schedule 2.9(e). A true and correct copy of the Amended EdiZONE Agreement as in effect on the date of this Agreement is attached to Exhibit Q hereto.

(f) To the Knowledge of the Company, no other Person is Infringing, in any material respect, the Owned Company Intellectual Property or the Company’s rights in the Licensed Company Intellectual Property. Except as set forth on Section 2.9(f) of the Disclosure Schedule, the Company has not brought any claims, suits, arbitrations or other adversarial proceedings before any court, Governmental Authority, or arbitral tribunal against any Person with respect to any Company Intellectual Property that remain outstanding as of the date hereof or that have been resolved since the Balance Sheet Date.

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(g) All of the Owned Company Intellectual Property that consists of Trade Secrets that the Company has chosen to retain as a trade secret under applicable Laws has been maintained in confidence in accordance with commercially reasonable protection procedures and all licensee having access to Trade Secrets have complied with all contractual obligations concerning the license of the Licensed Company Intellectual Property and have maintained licensed Trade Secrets in confidence in accordance with commercially reasonable protection procedures. All former and current employees, agents, consultants and independent contractors of the Company are under obligations restricting their right to disclose proprietary information of the Company. The Company has and enforces a policy requiring each Employee, consultant, and contractor who has been involved in the creation, invention or development of material Company Intellectual Property for or on behalf of the Company to execute a valid and enforceable written assignment of rights to the Company. To the Company’s Knowledge, none of the Company’s employees’ and consultants’ work for the Company has been done in any way in breach of such employees’ or consultants’ confidentiality or Intellectual Property and Technology transfer obligations to any Third Persons, and no Third Person has made claim to rights to any Company Intellectual Property as “work made for hire” in connection with any work done by an Employee or consultant for such Third Person.

(h) Section 2.9(h) of the Disclosure Schedule sets forth a list of all Contracts in effect as of the date of this Agreement pursuant to which the Company receives a license to any Intellectual Property of a Third Person included in any Company Product or used for the development of Company Products (“In-Licenses”), other than (i) intercompany agreements, (ii) licenses for Open Source Software or (ii) licenses for Shrink Wrap Code. No licensor under any such In-License has retained or been granted ownership of any Intellectual Property in any improvements or other derivative works made by the Company under such In-License.

(i) Other than agreements for distribution, resale or use of Company Products or for the provision of support services for the Company Products, Section 2.9(i) of the Disclosure Schedule lists all Contracts to which the Company is a party as of the date of this Agreement and under which the Company has licensed any Company Intellectual Property to any Third Person, including any Contracts containing covenants not to sue or non-assertion provisions that relate to Company Intellectual Property, other than rights granted to contractors or vendors to use Company Intellectual Property for the benefit of the Company.

(j) No funding, facilities or resources of any government, university, college, other educational institution, or research center were used in the development of the Company Intellectual Property. The Company is not a member or promoter of, or a contributor to, any industry standards body or similar organization that compels the Company to grant or offer to any third Person any license or right to material Company Intellectual Property. To the Company’s Knowledge, no current or former Employee, consultant or independent contractor of the Company who created or developed any material Company Intellectual Property was performing services for any Governmental Authority, or for a university, college or other educational institution or research center, during the period of time during which such Employee, consultant or independent contractor was creating or developing such material Company Intellectual Property for the Company.

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(k) Neither this Agreement nor the Transactions will cause: (i) the Company to grant to any Third Person any right to or with respect to any Company Intellectual Property, (ii) the Company to be bound by, or subject to, any non-compete or other similar restriction on the operation or scope of its businesses (excluding any non- compete or other similar restriction that arises from any agreement to which the Parent or its Affiliates is a party but none of the Company is a party) or (iii) the Company to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any third Person in excess of those payable by the Company in the absence of this Agreement or the Transactions.

(l) Section 2.9(l) of the Disclosure Schedule lists by name all current products (including any software product and any software-as-a-service offering) developed, manufactured, sold, licensed, leased or delivered by the Company and that are material to the Company (the “Company Products”) and the respective territories in which they are (i) authorized for sale, or (ii) restricted from sale. The territories in which each of the Company Products is authorized for sale are referred to as “Territories”).

(m) None of the Company Products currently manufactured by the Company or any products expected to be manufactured by the Company in the future uses or is expected to use any Intellectual Property owned by EdiZONE or which are subject to claims of ownership by EdiZONE.

(n) Except as set forth in Section 2.9(n) of the Disclosure Schedule, (i) the Company owns in its own name or licenses from third parties all Intellectual Property that, to the Knowledge of the Company, is currently used in the manufacture of all Company Products currently manufactured by the Company or currently planned to be manufactured by the Company, in the distribution or in the sale of all Company Products currently distributed and sold by the Company or currently planned to be distributed and sold by the Company and (ii) to the Knowledge of the Company, none of the Intellectual Property rights or the Company’s Products referred to above will conflict with, infringe, or otherwise breach or violate the Intellectual Property or other rights (contractual or otherwise) of any other Person.

2.10 Information Technology; Privacy and Security.

(a) Except as set forth in Section 2.10(a)(i) of the Disclosure Schedule, the Company has implemented, and is in compliance with, a written information security program(s) that includes (i) commercially reasonable data storage, system redundancy, and disaster avoidance and recovery measures, including providing for the regular back-up and prompt recovery of the Company Data without any disruption to the conduct of the business of the Company and (ii) commercially reasonable technical, administrative and physical measures to assure the integrity, confidentiality and security of the Company IT Systems, including transactions executed through the Company IT Systems, the Company Data and the systems of any third party service providers that have access to the Company IT Systems or the Company Data. Except as set forth in Section 2.10(a) (ii) of the Disclosure Schedule, there has been no suspected or actual breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any of the Company Data (a “Material Security Breach”), and the Company has not received written notice alleging the occurrence of a Material Security Breach. The Company IT Systems have not materially malfunctioned or failed.

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(b) The Company has not notified and there have been no facts or circumstances that would require the Company to notify any customers or other similarly situated individuals of any actual or perceived Material Security Breach pursuant to any of the Company Privacy Policies, requirements of any Contracts binding on the Company or any Information Privacy and Security Laws requiring notice of such a breach.

(c) The Company IT Systems have been maintained by technically competent Persons in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards to ensure proper operation, monitoring and use. The Company IT Systems operate in all material respects in accordance with their documentation and functional specifications and are in working condition to perform effectively all information technology operations necessary to conduct the business of the Company.

(d) Section 2.10(d) of the Disclosure Schedule sets forth a true and complete list of all current privacy and data security policies that are used by the Company with regard to the collection, storage, transmission, access and use of Personal Information (collectively, the “Company Privacy Policies”) and the dates that each such policy was in place. The Company has provided to the Parent true and complete copies of the Company Privacy Policies. The Company is in compliance with the Company Privacy Policies. The conduct of business of the Company and the Company Privacy Policies comply with Information Privacy and Security Laws, industry standards and the requirements of any Contracts binding on the Company.

(e) The Company is in compliance with (i) all the privacy policies, including internal privacy policies and all public-facing privacy policies, of the Company relating to their its websites, mobile applications, online services, or Company Products; (ii) any public statements made by the Company or authorized representatives of the Company regarding the Company’s collection, storage, use, transfer, disclosure, or other processing of Personal Information and Online Tracking Data; and (iii) the information security programs and policies of the Company relating to Personal Information or Online Tracking Data.

(f) The Company has not received a written notice alleging that the Company has not complied with Information Privacy and Security Laws.

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2.11 Contracts

(a) Section 2.11(a) of the Disclosure Schedule sets forth a true and complete list of each of the following Contracts to which the Company is a party or by which the Company or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i) Contract, which involves the payment (A) to any of the Company of $250,000 or more in any twelve-month period, that is not terminable by the Company by notice of not more than 180 days, or (B) other than Contracts with an employee of the Company, by any of the Company of $250,000 or more in any twelve-month period, that is not terminable by the Company by notice of not more than 180 days;

(ii) employment Contract (other than Contracts that can be terminated without penalty, severance and/or termination payments with no more than thirty (30) days advance notice);

(iii) collective bargaining agreement or other Contract with any work council or labor organization, union or association;

(iv) Contract (including consent decree) containing covenants of the prohibiting or limiting the ability of the Company to make sales to any Person in any manner or engage in any business activity (including activities related to the employment, solicitation or hiring of any Person (other than in the ordinary course of business)) or compete with any Person in any line of business or in any geographical area, or covenants of any other Person not to compete with the Company in any line of business or in any geographical area or use or enforce any Company Intellectual Property or grants to any Person any exclusivity with respect to any geographic territory, any customer or any product or service;

(v) Contract (including consent decree) containing covenants of the Company granting the other party or any Person “most favored nation” or similar status or any right of first refusal, first notice or first negotiation (including, without limitation, with respect to the Company’s sale, distribution, licensed or support of any Company Products);

(vi) Contract granting to the Company any rights in or to any of the Intellectual Property of another Person, including any Contract for the Licensed Company Intellectual Property, except for shrink-wrap, click-through or similar non-exclusive licenses for off-the-shelf or generally commercially available software entered into in the ordinary course of business consistent with past practices;

(vii) Contract under which the Company licenses or grants any rights in or to any of the Owned Company Intellectual Property to another Person;

(viii) Contract under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person (other than the Company) or any other note, bond, debenture or other evidence of Indebtedness of the Company (other than in favor of the Company);

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(ix) Contract (including any so called take-or-pay or keep well agreements) under which (A) any Person including the Company, has directly or indirectly guaranteed any Indebtedness, liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed or assumed or agreed to act as a surety with respect to any Indebtedness, liabilities or obligations of any Person, including the Company (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(x) Contract under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, (i) any Person (other than the Company), other than in the ordinary course of business; and (ii) any Person who is a current or former member or employee of the Company, or consultant or contractor to the Company, or any of their respective Affiliates, whether or not in the ordinary course of business.

(xi) Contract granting a Lien upon any Company Property or any other asset, other than Permitted Liens;

(xii) Contract providing for indemnification of any Person with respect to liabilities relating to any current or former business of the Company or any predecessor Person, including such obligations in connection with a merger, the purchase or sale of a business, a business unit or the purchase or sale of the assets thereof, other than those entered into in the ordinary course of business consistent with past practices;

(xiii) power of attorney (other than a power of attorney given in the ordinary course of business);

(xiv) Contract with or license by or from any Governmental Authority;

(xv) Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(xvi) Contract providing for the services of any dealer, distributor, sales representative, franchisee or similar representative;

(xvii) Contract for provision of health care services by any Person to the Company if applicable Law requires that the Person providing such services is required to obtain and maintain a Permit in order to provide such services;

(xviii) Other than the Company Charter Documents, any Contract with any Affiliate, member, or current or former officer or director of the Company;

(xix) Contract relating to settlement of any Proceeding;

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(xx) Contract with a Top Payor or a Top Vendor;

(xxi) any In-License that is material to the Company; and

(xxii) Contract other than as set forth above that is material to the business of the Company or the use or operation of its assets.

(b) All Company Contracts are valid, binding and in full force and effect and are enforceable by the Company in accordance with their terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought, and subject to obtaining any consents disclosed in Section 2.11(b)(i) of the Disclosure Schedule, will continue to be so enforceable and in full force and effect on identical terms following the consummation of the Transactions. Except as disclosed in Section 2.11(b) (ii) of the Disclosure Schedule, the Company has performed in all material respects all obligations required to be performed by it under the Company Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default in any respect thereunder and, no other party to any Company Contract is (with or without notice or lapse of time, or both) in breach or default in any respect thereunder. The Company has not received written notice of any actual or alleged violation, or failure to comply with, any term or requirement of any Company Contract. Except as disclosed in Section 2.11(b)(iii) of the Disclosure Schedule, no circumstances exist and no event has occurred that (with or without notice or lapse of time, or both) would contravene, conflict with, or result in a violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel or terminate for cause or unilaterally modify, any Company Contract. The Company has not received any written notice of the intention of any party to terminate any Company Contract. True and complete copies of all Company Contracts, together with all amendments, supplements and modifications thereto, have been made available to the Parent before the date hereof. No officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit in any material respect the ability of such officer, director, agent, employee, consultant, or contractor to (i) engage in or continue any conduct, activity or practices relating to the business of the Company or (ii) except as set forth on Section 2.11(b)(iv) of the Disclosure Schedule, assign to the Company or to any other Person any rights to any invention, improvement or discovery. As of the date hereof, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Company Contracts with any Person, and no such Person has made demand for such renegotiation. The Company Contracts relating to the provision of services by the Company have been entered into in the ordinary course of business and without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Law.

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2.12 Permits.

(a) Section 2.12(a) of the Disclosure Schedule sets forth all material Permits issued or granted to the Company, including pursuant to any applicable Laws. All Permits set forth or required to be set forth on Section 2.12(a) of the Disclosure Schedule are validly held by the Company, and the Permits set forth on Section 2.12(a) of the Disclosure Schedule are sufficient for the conduct of the Business under any applicable Laws. The Company is in compliance in all material respects, and has complied in all material respects since the Balance Sheet Date, with all terms and conditions of all material Permits held by them. The Company has not received written notice of any Proceeding relating to (i) any actual, alleged, possible or potential violation of, or failure to comply in any material respect with, any term or requirement of any such Permit or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination, nonrenewal or modification of any such Permit. No event has occurred and, to the Company’s Knowledge, no circumstance exists that (with or without notice or lapse of time, or both) (A) constitutes, or would reasonably be expected to result, directly or indirectly, in, a violation of, or a failure to comply in any material respect with, any term or requirement of any such Permit or (B) would reasonably be expected to result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation, termination, nonrenewal or modification of any such Permit. All applications required to have been filed for the renewal of each such Permit have been duly filed on a timely basis with the appropriate Governmental Authority, and all other Filings required to have been made with respect to each such Permit have been duly made on a timely basis with the appropriate Governmental Authority. None of such Permits will be subject to revocation, withdrawal, suspension, termination, nonrenewal or modification as a result of the execution and delivery hereof or any Related Agreement or the consummation of the Transactions.

(b) The Company possesses all material Permits to own or hold under lease and operate its assets and to conduct the business of the Company as currently conducted and as currently proposed to be conducted.

2.13 Insurance. Section 2.13 of the Disclosure Schedule sets forth a true and complete list of (a) the insurance policies and fidelity bonds maintained by the Company with respect to the Company, its assets, operations, business, equipment and properties, or their directors, officers or employees (the “Policies”), and (b) a summary of the claims or losses experienced and material claims pending under each Policy and (c) any self-insurance arrangements affecting the Company. Each Policy is in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that will be paid if incurred before the Closing Date), and no written (or, to the Knowledge of the Company, other) notice of cancellation or termination has been received with respect to any such Policy that has not been replaced on substantially similar terms before the date of such cancellation. The Company has performed in all material respects all of its obligations under each Policy to which the Company is a party or that provides coverage to the Company or any director, officer or employee thereof.

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2.14 Tax Matters.

(a) All Taxes due (whether or not shown on any Tax Return) for which the Company is liable has been fully and timely paid, other than Taxes in an aggregate amount not in excess of $10,000 to any taxing authority where the failure to pay such Taxes has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) All income and other material Tax Returns required to have been filed by or with respect to the Company have been timely filed.

(c) All such Tax Returns are complete and accurate in all material respects.

(d) No extension of time within which to file any such Tax Return is in effect.

(e) No waiver of any statute of limitations or any limitation period relating to Taxes for which the Company may be liable is in effect, and no written request for such a waiver is outstanding.

(f) There is no current or pending Proceeding or dispute (or, to the Knowledge of the Company, proposed or threatened Proceeding or dispute), with respect to Taxes for which the Company may be liable.

(g) No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company has not paid Taxes or filed Tax Returns asserting that the Company, respectively, is subject to Taxes assessed by such jurisdiction.

(h) All deficiencies asserted or assessments made with respect to Taxes for which the Company may be liable have been paid in full or otherwise finally resolved.

(i) There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which the Company may be liable that could affect the Company’s liability for Taxes for any taxable period ending after the Closing Date.

(j) No election under Section 108(i) of the Code (or any similar provision of state, local, or non-U.S. Tax Law) will affect any item of income, gain, loss or deduction of the Company after the Closing.

(k) All Tax indemnity, Tax allocation and Tax sharing arrangements relating to the Company (other than this Agreement) will terminate prior to the Closing Date and the Company will not have any liability thereunder on or after the Closing Date.

(l) There are no Liens for Taxes upon the assets of the Company except Permitted Liens.

(m) Except as set forth on Section 2.14(m) of the Disclosure Schedule, all Taxes that the Company is required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Authority, and the Company has complied in all material respects with applicable Law (including information reporting and record keeping) with respect to Tax withholding and sales Taxes (including retention of exemption certificates).

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(n) The Company has not been a member of any Company Group that has had as a common parent an entity other than the Company, and the Company presently has no or has not had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity.

(o) The Company does not have any liability for Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), under any agreement or arrangement, as a transferee or successor, or otherwise.

(p) The Company has not participated in any transaction that is a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(q) Any powers of attorney granted by the Company prior to the Closing relating to Taxes will terminate and be of no effect following the Closing.

(r) The Company has been treated for federal and state income tax purposes as a partnership.

(s) The Company has not been a party to any transaction treated by the parties thereto as one to which Section 355 or 361 of the Code (or any similar provision of state, local or foreign Law) applied during the last two years or that could be part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in connection with the Transactions.

(t) The Company has never been a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(u) There are no Tax credits, grants or similar amounts that are subject to claw back or recapture as a result of the failure by the Company to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

(v) The unpaid taxes of the Company, as of the Balance Sheet Date and the date of the Interim Balance Sheet, are reflected on the Balance Sheet and the Interim Balance Sheet in accordance with GAAP.

(w) The Company has not incurred any liability for Taxes from the Balance Sheet Date, and will not incur any liability for taxes through the Closing Date, other than in the ordinary course of business or as a result of the Transactions.

(x) The Company has made available to the Parent true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies requested by the Parent.

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2.15 Proceedings.

(a) Proceedings. Section 2.15(a) of the Disclosure Schedule sets forth a list of each pending or, to the Knowledge of the Company, threatened Proceeding or claim against the Company or affecting the Company or any of its assets or businesses, other than Proceedings required to be described in Section 2.15(b) of this Agreement. None of the Proceedings or claims set forth or required to be set forth on Section 2.15(a) of the Disclosure Schedule challenges, or that may reasonably be expected to have the effect of preventing, delaying, and making illegal, modifying or otherwise interfering with, any of the Transactions. The Company is not a party or subject to, or in default under, any Judgment. To the Knowledge of the Company, no officer, director, agent or employee of the Company is subject to any Judgment that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practices relating to the business of the Company. There is not any Proceeding or claim by the Company pending, or that the Company intends to initiate, against any other Person. There is no pending or, to the Knowledge of the Company, threatened, investigation of or affecting the Company. To the Knowledge of the Company, no facts or circumstances exist that reasonably would be expected to result in a claim against the Company, except for claims involving, individually or in the aggregate with respect to related matters, potential liability not in excess of Twenty-Five Thousand Dollars ($25,000).

(b) Certain Product Liability Proceedings. Section 2.15(b) of the Disclosure Schedule sets forth a list of each pending or, to the Knowledge of the Company, threatened, claim or other Proceeding, product liability claim or tort claim alleging bodily harm or injury, against the Company or affecting the Company or any of its assets or businesses. None of the Proceedings or claims set forth or required to be set forth on Section 2.15(b) of the Disclosure Schedule (i) if adversely determined to the Company, would reasonably be expected to have a Company Material Adverse Effect, or (ii) may reasonably be expected to have the effect of preventing, delaying, and making illegal, modifying or otherwise interfering with, any of the Transactions. The Company is not a party or subject to, or in default under, any Judgment relating to product liability, or other tort claim alleging bodily harm or injury.

2.16 Compliance with Laws.

(a) (i) the Company is, and at all times since January 1, 2015 has been, in compliance with all Laws applicable to the Company, including those relating to occupational health and safety, and all Judgments applicable to the Company or any assets owned or used by any of them, except as would otherwise not have a Company Material Adverse Effect, and (ii) no circumstances exist and no event has occurred that (with or without notice or lapse of time, or both) would reasonably constitute or result in a material violation by the Company of, or a material failure on the part of the Company to comply with, any Law applicable to the Company, or any Judgment applicable to the Company or any assets owned or used by any of them, or would give rise to a material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. The Company has not received any communication from any Person seeking any Judgment or that alleges that the Company is not in compliance with any Law or any Judgment. Except as set forth in Section 2.16(a) of the Disclosure Schedule, no investigation or review by any Governmental Authority regarding a violation of any applicable Law with respect to the Company is pending, or, to the Knowledge of the Company, threatened.

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(b) Neither the Company nor any of its Affiliates, nor any director, officer, employee, agent or representative of the Company or any of its Affiliates, or any Person acting on behalf of any of the foregoing Persons, has offered, authorized, made, paid or received (whether previously or agreed to do so in the future), directly or indirectly, any bribes, kickbacks or other similar payments or offers or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any Person in violation of the U.S. Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, et seq. and related regulations promulgated thereunder, and/or any other applicable Law, or directly or indirectly, committed any violation of any applicable Anti-Corruption and Anti-Bribery Laws, and/or any other applicable Law.

(c) Neither the Company nor any of its Affiliates is currently being, or has been, investigated by any Governmental Authority with respect to, or been given notice by a Governmental Authority of, any potential violation by the Company or any of its Affiliates of the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq. or any other applicable Anti-Corruption and Anti-Bribery Laws.

(d) Neither the Company or any of its Affiliates, nor any director, officer, employee, agent or representative of the Company or any of its Affiliates, or any Person acting on behalf of any of the foregoing Persons, has, directly or indirectly, exported, re-exported, sold, supplied or otherwise transferred any goods, software or technology except in compliance with all applicable export control and economic sanctions Laws.

(e) Neither the Company nor any of its Affiliates is currently being, or has been, investigated by any Governmental Authority with respect to any potential or actual violation by the Company or any of its Affiliates of any applicable export control or economic sanctions Law.

(f) Any issuance or transfer of equity interests in, or purchase or sale of any assets by, the Company since its date of establishment has complied with all applicable Laws, and all requisite Consents have been obtained and all required Filings with Governmental Authorities have been made with respect to any such transfer.

(g) Except as set forth in Section 2.16(g) of the Disclosure Schedule, the Company has not received, with respect to any of the Company Products, any notice, complaint, inquiry or other communication (a “Product Notice”) from (i) the U.S. Consumer Product Safety Commission (ii) any authority or agency of any state or other governmental unit (domestic or foreign) responsible for consumer product safety, or (iii) any nongovernmental organization whose activities include the testing, certification or review of the safety of consumer or other products (each of the foregoing, a “Product Safety Organization”). Section 2.16(g) of the Disclosure Schedule sets forth, with respect to each Product Notice, (i) the date of the Product Notice, (ii) the Company Product or Products to which the Product Notice pertains, (iii) a reasonably detailed description of the subject matter of the Product Notice, (iv) an identification of all written communications between the Company and the Product Safety Organization relating to the Product Notice, and (v) the current status of the matter.

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2.17 Employee Benefit Plans and Compensation.

(a) Section 2.17(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each plan, program, policy, practices, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, but excluding regular salary and wages whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject thereto), which is currently in effect and sponsored, maintained, contributed to, or required to be contributed to by Company and/or an ERISA Affiliate, for the benefit of any person who performs or who has performed services for Company and with respect to which Company or any ERISA Affiliate has any material liability or obligation (each, a “Benefit Plan”). For the purposes of this Section 2.17(a)) and the other subsections within this Section 2.17, references to the Company shall also be deemed to include representations and warranties relating to Purple Team, LLC, a Delaware limited liability company.

(b) Documents. The Company has made available to the Parent or its advisors (or made available for review by the Parent or its advisors) true and complete copies of each of the Benefit Plans and related plan documents, including trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating to liability for benefits. With respect to each Benefit Plan that is subject to ERISA reporting requirements, the Company has made available for review by the Parent or its advisors copies of the Form 5500 reports filed for the last three (3) plan years. The Company has made available for review by the Parent or its advisors the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Benefit Plan, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Benefit Plan subject to Section 401(a) of the Code.

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(c) Compliance. Each Benefit Plan is being, and has been, administered in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including, without limitation, ERISA and the Code). The Company and each ERISA Affiliate are not in material default under or material violation of, and have no Knowledge of any material default or material violation by any other party to, any Benefit Plan. Any Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. None of the Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as may be required by COBRA or other applicable law or regulation. The Company has not engaged in, or participated in, any transaction which would be considered a non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, and to the Company’s Knowledge, no other third-party fiduciary and/or party-in-interest has engaged in any such prohibited transaction with respect to any Benefit Plan. Neither the Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Benefit Plan. All contributions required to have been made by the Company or any ERISA Affiliate to any Benefit Plan as of the date of this Agreement have been paid or accrued. With respect to each Benefit Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 or ERISA occurred. Each Benefit Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct in all material respects as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Benefit Plan. No suit, claim, administrative proceeding or action has been brought, or to the knowledge of Company has been threatened, against or with respect to any such Benefit Plan, including any audit or inquiry by the Internal Revenue Service or the U.S. Department of Labor (other than routine claims for benefits arising under such plans). No Benefit Plan provides health benefits that are not fully insured through an insurance Contract, except for the provision of benefits under a flexible spending account plan adopted pursuant to Section 125 of the Code. The Company has not incurred any liability for any tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (1) of ERISA.

(d) No Title IV or Multiemployer Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, or is obligated to materially contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any plan, program, agreement or policy that (i) is a “multiemployer plan” (as defined in Section 3(37) of ERISA, whether or not subject thereto), (ii) is a “multiple employer plan” (as defined in ERISA or the Code), (iii) is a “pension plan” (as defined in Section 3(2) of ERISA, whether or not subject thereto), (iv) is subject to Title IV of ERISA or Section 412 of the Code, (v) is described in Section 401(a)(1) of ERISA, whether or not subject thereto), (vi) provides medical or life insurance benefits beyond termination of covered employment, except as required by applicable law, (vii) is a voluntary employees beneficiary association within the meaning of Section 501(c)(9) of the Code, or (viii) provides for indemnification or gross-up payment for any tax incurred under Section 409A or 4999 of the Code. Neither the Company nor any ERISA Affiliate has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

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(e) COBRA, FMLA, HIPAA, Cancer Rights. With respect to each Benefit Plan, the Company is in compliance with, or has employed a third party administrator that, to the Company’s Knowledge, is in compliance with, (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); (iv) the applicable requirements of the Cancer Rights Act of 1998; and (v) the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 to the extent compliance is currently required. The Company has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.

(f) Effect of Transaction. Except as described in Section 2.17(f) of the Disclosure Schedule, the consummation of the Merger will not (i) entitle any current or former employee or other service provider of Company or any ERISA Affiliate to severance benefits or any other payment (including golden parachute, bonus or benefits under any Benefit Plan), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or that may become payable by the Company pursuant to any Benefit Plan in connection with the Transactions or as a result of or arising under this Agreement, whether alone or in conjunction with another event (e.g., termination of employment) will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. There is no Contract or plan to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any employee, consultant or director for excise taxes paid pursuant to Section 409A or 280G of the Code.

(g) Company Employee Plan. The Company has not agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a Benefit Plan or increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant other than as required by Law or an applicable Benefit Plan and other than increases in compensation and benefits in the ordinary course of business.

(h) The Company and each ERISA Affiliate have, for purposes of each Benefit Plan and for all other purposes, correctly classified all individuals performing services for the Company Group as common law employees, leased employees, independent contractors or agents, as applicable.

(i) The Company has no material liability, including under any Benefit Plan, arising out of the treatment of any service provider as a consultant or independent contractor as an employee.

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2.18 Employee and Labor Matters.

(a) Except as set forth on Section 2.18(a) of the Disclosure Schedule, (i) the Company is neither a party to nor has any Liability with respect to any collective bargaining agreement or other Contract with any works council or labor organization, union or association; (ii) there is not, and has not been, any labor strike, dispute, work stoppage or lockout pending or threatened, against or affecting the Company; (iii) no union organizational campaign is in progress or threatened with respect to the employees of the Company (and no such campaign has occurred) and no question concerning representation of such employees exists; (iv) the Company has neither engaged nor has been engaged in any unfair labor practices; (v) there are not and has not been any unfair labor practices charges or complaints against the Company, or threatened; (vi) there are not and has not been any pending, or threatened, charges against the Company or any of its current or former employees before any agency responsible for the prevention of unlawful employment practices; and (vii) the Company has not received any communication of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting the Company or any of the Benefit Plans and no such investigation is in progress.

(b) Section 2.18(b) of the Disclosure Schedule sets forth an accurate and complete list that includes the name and address of each employee, whether full-time or part-time, of the Company as of the date hereof, and contains a list of all officers and other employees of and independent contractors or consultants to the Company, together with their current job title or relationship with the Company, the accumulative term of their employment and the term of current employment contract with the Company, an indication of whether such Person has signed a confidentiality agreement or non-compete agreement with the Company, an indication of whether such Person has signed an agreement that imposes any Liability on the Company upon termination of the agreement; the current annual salary for each Exempt employee, and the hourly rate of pay for each Non-Exempt employee (including bonus opportunity) for each such Person, the primary location of employment, classification under the Fair Labor Standards Act as either “Exempt” or “Non-Exempt”, visa status, and active or inactive status (and if inactive, his or her expected return date). The Company has complied in all material respects with all applicable Laws relating to the employment of labor, including the provisions relating to wages, hours, collective bargaining, leaves of absence, labor dispatching, overtime work and compensation, equal employment opportunity, nondiscrimination, immigration, classification of employees and independent contractors, occupational safety and health, layoffs, plant closings, and the payment of social security/insurance and housing fund and Taxes, and are not liable for any arrears or underpayment of wages, severance pay, stock options, profit sharing, overtime payment, labor or trade union fees, social security/insurance and housing fund, benefits or any penalties for failure to comply with any of the foregoing. Except as set forth on Section 2.18(b) of the Disclosure Schedule, none of the Company has used the services of unpaid volunteers, unpaid interns or other unpaid personnel. Except as set forth on Section 2.18(b) of the Disclosure Schedule, the employment of each of the current employees in the United States is terminable by the Company at will and the Company has no obligation to provide any particular form or period of notice prior to terminating employment of any of its current employees.

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(c) No employee of the Company is, to the Knowledge of the Company, a party to or bound by any Contract, or subject to any Judgment, that may interfere with the use of such Person’s best efforts to promote the interests of the Company may conflict with the interests the Company or the Transactions or that has had or would reasonably be expected to adversely affect the Company in any material respect. To the Knowledge of the Company, no activity of any employee of the Company as or while an employee of the Company has caused a violation of any employment contract, confidentiality agreement, patent disclosure agreement or other Contract to which such employee was a party. There has been no “mass layoff” or “plant closing” as defined by the Warn Act or any similar applicable Law with respect to the current or former employees of the Company.

(d) Except as otherwise required by applicable Law, the Company has not, and, to the Company’s Knowledge, no other Person has, (i) entered into any Contract that obligates or purports to obligate the Parent or any of Parent’s Affiliates to make an offer of employment to any current employee, consultant or contractor of the Company or (ii) promised or otherwise provided any assurances (contingent or other) to any current employee, consultant or contractor of the Company of any terms or conditions of employment with Parent or any of Parent’s Affiliates following the Closing.

(e) The Company does not have a severance pay practices or policy; and other than as required by applicable Law, the Company is not liable for any severance pay, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company’s policies) to any employee arising from the termination of employment under any benefit or severance policy, practices, Contract, plan, program of the Company.

2.19 Transactions with Related Persons. Except as set forth on Schedule 2.19, neither the Company nor any Related Person is presently, or in the past three (3) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or personal property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practices) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 2.19, neither the Company has outstanding any Contract or other material arrangement or commitment with any Related Person, and no Related Person owns any real property or personal property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. Schedule 2.19 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 2.19 that cannot be terminated upon sixty (60) days’ notice by the Company without cost or penalty.

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2.20 Intercompany Accounts. Section 2.20 of the Disclosure Schedule sets forth a true and complete list of all intercompany account balances as of the date of the Interim Balance Sheet between InnoHold or any of its Related Persons, on the one hand, and the Company on the other hand. Since the date of the Interim Balance Sheet, there has not been any incurrence or accrual of any liability (as a result of allocations or otherwise) by the Company to InnoHold or any of its Related Persons or other transaction between the Company and InnoHold or any of its Related Persons, except as contemplated by this Agreement and the Related Agreements.

2.21 Top Payors/Vendors.

(a) Section 2.21(a) of the Disclosure Schedule lists (i) each Payor of the Company that individually or together with its Affiliates was one of the top ten (10) largest Payors of the Business based on net revenue of the Business for (A) the year ended December 31, 2016 and for the period since the Balance Sheet Date through September 30, 2017 and (B) the six-months ended June 30, 2017 (with respect to subsections (A) and (B), each, a “Top Payor”); provided, however, that a Top Payor shall not include any Payor from which the Company did not derive revenues aggregating in excess of $250,000 during any such period, and (ii) the total dollar amount of net revenue attributable to each such Top Payor for the year-ended December 31, 2016 for the period since the Balance Sheet Date through the date of this Agreement, and the sixth-month period ended June 30, 2017. The Company has not received any Payor or customer complaint concerning its products or services, other than complaints in the ordinary course of business.

(b) Except as set forth on Section 2.21(b) of the Disclosure Schedule, the Company has not received any oral or written (including by email) notice from any Top Payor that such Top Payor intends to terminate, cancel, not renew, decrease the volume of purchases or otherwise modify or amend, or request a modification or amendment of, in any material respect (including any material reduction or change to pricing terms) any Contract to which it is a party. The Company has delivered a true, accurate and complete copy of each Contract with a Top Payor to the Parent.

(c) Section 2.21(c) of the Disclosure Schedule lists (i) each vendor or supplier of products or services to the Company that individually or together with its Affiliates was one of the top ten (10) largest vendors or suppliers of the Business based on total expenses of the Business for (A) either of the year ended December 31, 2016 or for the period since the Balance Sheet Date through September 30, 2017 and (B) the six-months ended June 30, 2017 (each, a “Top Vendor”); and (ii) the total dollar amount of expenses attributable to each such Top Vendor for the year-ended December 31, 2016 for the period since the Balance Sheet Date through the date of this Agreement, and the six-month period ended June 30, 2017. The Company has not delivered any customer complaint concerning the Top Vendors’ products and services, other than complaints in the ordinary course of business.

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(d) Except as set forth on Section 2.21(d) of the Disclosure Schedule, the Company has not received any oral or written (including by email) notice from any Top Vendor that such Top Vendor intends to terminate, cancel, not renew, significantly decrease the rate of supplying or otherwise modify or amend, or request a modification or amendment of, in any material respect (including any material reduction or change to pricing terms) any Contract to which it is a party. The Company has delivered a true, accurate and complete copy of each Contract with a Top Vendor to the Parent.

(e) Section 2.21(e) of the Disclosure Schedule identifies and provides a summary of the revenues received from, the 15 largest marketers, distributors or resellers of Company Products, including resellers of Company support services, by revenue for (A) either of the year ended December 31, 2016 or for the period since the Balance Sheet Date through September 30, 2017 and (B) the six-months ended June 30, 2017 (the “Large Resellers”). As of the date hereof, the Company has not received written notice from any Large Reseller indicating that any such Large Reseller intends to terminate or materially diminish its business relationship with the Company. As of the date hereof, there are no material disputes pending or threatened in writing under or relating to any Contract with any Large Reseller.

2.22 Solvency.

(a) No Judgment has been made and no resolution has been passed for the winding up of the Company or for a liquidator or manager to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purposes of the winding up of the Company. No administrator has been appointed in relation to the Company, no documents have been filed with a court for the appointment of an administrator of the Company and no notice of an intention to appoint an administrator has been given by the Company or any of its directors or by a qualifying floating charge holder.

(b) No receiver or manager has been appointed in respect of any or all of the Company’s assets, nor has any power of sale or power to appoint a receiver or manager under the terms of any mortgage, charge or other security in respect of all or any assets of the Company become exercisable. Except as set forth on Section 2.22(b) of the Disclosure Schedule, the Company is not insolvent or unable to pay its debts, nor has it ceased to pay its debts as they fall due or materially delayed any such payments. No distress, execution or other process has been levied on any asset of the Company by any of its creditors. No voluntary arrangement or scheme of arrangement in respect of the Company or any other compromise or arrangement in respect of the Company’s creditors generally, or any class of them, has been proposed or adopted. No statutory demand has been served on the Company, which has not been paid in full or been withdrawn and no unsatisfied judgment is outstanding against the Company.

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2.23 Accounts; Safe Deposit Boxes; Powers of Attorney; Officers and Directors.

(a) All of the accounts receivable of the Company reflected on the Balance Sheet represent bona fide transactions that arose in the ordinary course of business. Except as set forth on Section 2.23(a) of the Disclosure Schedule, no Person has any Lien (other than Permitted Liens) on any such account receivable.

(b) Section 2.23(b) of the Disclosure Schedule sets forth (a) a true and complete list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company, and those Persons authorized to sign thereon, (b) a true and complete list of all powers of attorney granted by the Company and those Persons authorized to act thereunder and (c) a true and complete list of all officers and directors of the Company.

2.24 Brokers’ and Finders’ Fees. Except as set forth on Section 2.24 of the Disclosure Schedule, there is no investment banker, broker, lender or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to any tax or commission in connection with the Transactions.

2.25 Proxy Statement. Information provided by the Company for use in the Proxy Statement to be filed with the SEC and sent by the Parent to its stockholders with respect to the Merger will not contain, as of the date of such filing, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in the Proxy Statement not misleading in light of the circumstances under which they were made (other than any such statements based on information provided by the Parent).

2.26 Restrictions on Business Activities. Except as set forth on Section 2.26 of the Disclosure Schedule, there is no Contract or Judgment, to which the Company is a party, subject or otherwise bound, that would reasonably be expected to prohibit, impair or otherwise materially limit: (a) any acquisition of property (tangible or intangible) by the Company or (b) the freedom of the Company to engage in any current or anticipated line of business or to compete or do business with any Person, in each case, other than as would not reasonably be expected to be material to the Company. Without limiting the generality of the foregoing, except as set forth on Section 2.26 of the Disclosure Schedule, the Company is not a party to, subject to, or otherwise bound under any Contract under which the Company (i) is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers, in any geographic area where the Company is currently or anticipates doing business, for any period of time, or in any segment of the market, or (ii) grants any Person exclusive rights to sell, license, manufacture or otherwise distribute any of the Company Products in any geographic area or with respect to any customers or potential customers or any class of customers for any period of time or in any segment of the market.

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2.27 Product Warranties; Support Services.

Except as disclosed in Section 2.27 of the Disclosure Schedule:

(a) The Company Products conform in all material respects with the applicable contractual warranty commitments made by the Company to end users of such Company Products, other than as would not reasonably be expected to result in a Company Material Adverse Effect.

(b) All support services provided by the Company to end users of the Company Products were performed in conformity with the terms and requirements of all applicable support services Contracts to which Company is a party (including all applicable warranties therein). As of the date hereof, there is no claim pending or, to the Company’s Knowledge, threatened against the Company relating to any such support services provided by the Company.

(c) The Company has not sold, or received written notice of, any product or group of products, service or type of services which are defective or nonconforming to the warranties, contractual requirements or covenants expressly made with respect to them by the Company to its customers which have not been repaired, replaced, or corrected in accordance with the terms thereof.

(d) The rate of claims (as a percentage of sales) pursuant to the Company’s warranties relating to the Company’s Products or to any of its Product lines and the rate of returns based on the Company’s money-back guaranty to purchasers of the Company Products has not increased in any material respect since January 1, 2016.

(e) There have been no voluntary or administratively enforced recalls of the Company’s Products, based on (i) consumer reports to the Company or any regulatory authority; or (ii) actual or inferred Knowledge of a defect that would subject a product to mandatory recall. No proceeding, investigation, or enforcement action is pending or, to the Company’s knowledge, threatened regarding a voluntary or mandatory recall of the Company’s Products.

(f) Other than for warranty claims in accordance with the Company’s warranty policies, the Company is not subject to any asserted claims or liabilities on account of products sold which are not fully covered, including all costs of defense and investigation related to such claims, by its or its vendors’ general liability insurance policies.

(g) The Company has not changed its warranty policies in any material respect since January 1, 2016.

2.28 Condition of Assets. Except as set forth on Section 2.28 of the Disclosure Schedule, each of the items of existing equipment and other assets necessary to the operation of the Business in the ordinary course (including all items required for the manufacturing of the Company Products) is in good operating condition and repair and none of such assets is in need of replacement, maintenance or repair, except for ordinary and routine maintenance and repairs that are not material in nature or cost.

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2.29 No Other Representations and Warranties. Except for the representations and warranties contained in this Article II (including the related portions of the Disclosure Schedule), none of the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company. The Parent and Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Article II, and that neither the Parent nor the Merger Sub is relying on nor has relied upon any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in this Article II. Without limiting the generality of the foregoing, neither the Company nor any other Person on behalf of the Company has made any representation or warranty upon which the Parent and Merger Sub has relied with respect to any projection, future results of operation, future cash flow, or future financial condition (or any component of any of the foregoing) of the Company. Except as provided in this Article II (including the related portions of the Disclosure Schedule), the condition of the assets of the Company shall be “as is” and “where is” and the Company makes no warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the tangible assets of the Company or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. It is understood that, except for the representations and warranties of the Company and InnoHold expressly set forth in this Agreement and the Related Agreements (including the Disclosure Schedule), any due diligence materials provided to the Parent or the Parent Representative or their respective Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Company, InnoHold or their respective Affiliates or their respective Representatives.

Article III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing, subject to such exceptions as are specifically disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) (referencing the appropriate section and paragraph numbers) supplied by the Parent to the Company, or in the Parent’s filings with the SEC under the Securities Laws, as follows:

3.1 Organization, Standing and Power. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a newly formed limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and was formed solely to effectuate the Merger. Each of Parent and Merger Sub has the company power and possess all Permits necessary to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect.

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3.2 Authority; Binding Agreement.

(a) The Parent and Merger Sub have all requisite corporate and limited liability company power, respectively, and authority to execute and deliver this Agreement and each Related Agreement to which each is, or is specified to be, a party, to perform the Parent’s and Merger Sub’s obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Parent and the Merger Sub of this Agreement and each Related Agreement to which the Parent or the Merger Sub is, or is specified to be, a party, the performance of their respective obligations hereunder and thereunder, and the consummation of the Transactions (a) have been duly authorized by all necessary corporate or limited liability company action by the Parent and the Merger Sub, and (b) no other corporate or limited liability company proceedings, other than as set forth elsewhere in this Agreement, on the part of the Parent or the Merger Sub, are necessary to authorize the execution and delivery by the Parent and the Merger Sub of this Agreement and each Related Agreement to which the Parent or the Merger Sub is, or is specified to be, a party or to consummate the Transactions. This Agreement has been, and each Related Agreement to which the Parent or the Merger Sub is, or is specified to be, a party shall be when delivered, duly and validly executed and delivered by the Parent or Merger Sub, as the case may be, and, assuming the due authorization, execution and delivery of this Agreement and the Related Agreements by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Parent and Merger Sub, enforceable against each of the Parent and Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

(b) The approval of the Board of Directors of the Parent and the manager of the Merger Sub, the Parent Stockholder Approval, and the approval of the member of Merger Sub constitute all of the votes, consents and approvals required of the stockholders and members of the Parent and Merger Sub, respectively, for the authorization, execution, delivery and performance by the Parent and Merger Sub of this Agreement and the Related Agreements to which the Parent or the Merger Sub is, or is specified to be, a party, and the consummation by the Parent and Merger Sub of the Merger and the other Transactions. Such affirmative votes are the only votes of the holders of any class or series of equity interest of the Parent and Merger Sub necessary to adopt this Agreement and approve the Merger, the Certificate of Merger and the Transactions and the Related Agreements to which the Parent or the Merger Sub is, or is specified to be, a party, including pursuant to the Parent Charter Documents, the Merger Sub Charter Documents and the Act.

3.3 Consents. Except as set forth in Section 3.3 of the Parent Disclosure Schedule, no Consent of, or Filing with, any Governmental Authority, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which the Parent or the Merger Sub is, or is specified to be, a party or the consummation of the Transactions, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (c) the Consents and Filings referred to in Sections 6.1 and 6.2 hereof.

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3.4 No Conflicts. The execution and delivery by Parent and Merger Sub of this Agreement and any Related Agreement to which Parent or Merger Sub is, or is specified to be, a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default (with or without notice of lapse of time, or both) under (a) the certificate of incorporation, bylaws or similar organizational documents of the Parent or Merger Sub, each as amended to date and in full force and effect on the date hereof, or (b) assuming compliance with the matters referred to in Section 3.3, any material Laws applicable to Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible).

3.5 Interim Operations of Merger Sub.

(a) Merger Sub has not engaged in any business activities other than as contemplated by this Agreement and shall not have, as of the Effective Time, any Indebtedness.

(b) All of the issued and outstanding equity of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by the Parent free and clear of all Liens.

3.6 Capitalization. Section 3.6 of the Parent Disclosure Schedule sets forth as of the date hereof, (a) the amount of the Parent’s authorized capital stock and the number, class and series of its outstanding capital stock and (b) the amount of the Parent’s authorized capital stock and the number, class and series of its capital stock that are issuable upon the exercise, exchange or conversion of all options, warrants or other rights to acquire the capital stock of the Parent. There are no other shares of capital stock or other equity securities of the Parent issued, reserved for issuance or outstanding, other than as set forth on Section 3.6 of the Parent Disclosure Schedule. All of the outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Parent Charter Documents or any Contract to which the Parent is a party or otherwise bound.

3.7 Compliance with Laws.

(a) The Parent and Merger Sub are and at all times have each been in compliance in all material respects with all Laws and all Judgments applicable to the Parent or Merger Sub, as the case may be, or any assets owned or used by them, and no circumstances exist and no event has occurred that (with or without notice or lapse of time, or both) would constitute or result in a material violation by the Parent or Merger Sub of, or a material failure on the part of Parent or Merger Sub to comply with, any Law, or any Judgment applicable to the Parent or Merger Sub, as the case may be, or any assets owned or used by the Parent or Merger Sub, or would give rise to a material obligation on the part of the Parent or Merger Sub to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Neither the Parent nor the Merger Sub has received any communication from any Person seeking any Judgment or that alleges that the Parent or Merger Sub, as the case may be, is not in compliance with any Law or any Judgment. No investigation or review by any Governmental Authority regarding a violation of any applicable Law with respect to the Parent or Merger Sub is pending, or, to the Knowledge of the Parent and Merger Sub, threatened.

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(b) Neither the Parent or any of its Affiliates, nor any director, officer, employee, agent or representative of the Parent or any of its Affiliates, or, to the Knowledge of the Parent, any Person acting on behalf of any of the foregoing Persons, has offered, authorized, made, paid or received (whether previously or agreed to do so in the future), directly or indirectly, any bribes, kickbacks or other similar payments or offers or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any Person in violation of the U.S. Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, et seq. and related regulations promulgated thereunder, and/or any other applicable Law, or directly or indirectly, committed any violation of any applicable Anti-Corruption and Anti-Bribery Laws, and/or any other applicable Law.

(c) Neither the Parent nor any of its Affiliates is currently being, or has been, investigated by any Governmental Authority with respect to, or been given notice by a Governmental Authority of, any potential violation by the Parent or any of its Affiliates of the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq. or any other applicable Anti-Corruption and Anti-Bribery Laws.

(d) Neither the Parent or any of its Affiliates, nor any director, officer, employee, agent or representative of the Parent or any of its Affiliates, or any Person acting on behalf of any of the foregoing Persons, has, directly or indirectly, exported, re-exported, sold, supplied or otherwise transferred any goods, software or technology except in compliance with all applicable export control and economic sanctions Laws.

(e) Neither the Parent nor any of its Affiliates is currently being, or has been, investigated by any Governmental Authority with respect to any potential or actual violation by the Parent or any of its Affiliates of any applicable export control or economic sanctions Law.

(f) Any issuance or transfer of equity interests in, or purchase or sale of any assets by, the Parent since its date of establishment has complied with all applicable Laws, and all requisite Consents have been obtained and all required Filings with Governmental Authorities have been made with respect to any such transfer.

3.8 Equity Consideration. Assuming satisfaction of the conditions set forth in Section 7.1, as of the Effective Time, the Equity Consideration will be duly authorized, and upon consummation of the Transactions in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, and free of any transfer restrictions other than those (a) arising under this Agreement or the Transactions, (b) the Surviving Entity Documents, or (c) arising under applicable state and Federal Securities Laws. The Equity Consideration is not subject to any preemptive or other similar rights created by statute, contract or otherwise.

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3.9 SEC Filings and Parent Financials.

(a) The Parent, since its formation, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Parent with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Parent has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Parent’s annual reports on Form 10-K for each fiscal year of the Parent beginning with the first year the Parent was required to file such a form, (ii) the Parent’s quarterly reports on Form 10-Q for each fiscal quarter that the Parent filed such reports to disclose its quarterly financial results in each of the fiscal years of the Parent referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Parent with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.9, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. Except as set forth on Section 3.9(a) of the Parent Disclosure Schedule, as of the date of this Agreement, (A) the Parent Common Stock is listed on Nasdaq, (B) the Parent has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Parent Common Stock, (C) there are no actions pending or, to the Knowledge of the Parent, threatened, against the Parent by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of the Parent Common Stock on Nasdaq and (D) the Parent Common Stock is in compliance with all of the applicable listing and corporate governance rules of Nasdaq.

(b) The financial statements and notes contained or incorporated by reference in the SEC Reports (the “Parent Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Parent at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

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(c) Except as and to the extent reflected or reserved against in the Parent Financials, the Parent has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Parent Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Parent’s formation in the ordinary course of business.

(d) The Parent maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Parent has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) Section 3.9(e) of the Parent Disclosure Schedule contains a description of all non-audit services performed by the Parent’s auditors for the Parent since the date of the Parent’s formation and the fees paid for such services. All such non-audit services were approved by the audit committee of the board of directors of the Parent. Except for its lease obligations, the Parent has no off-balance sheet arrangements.

(f) Neither the Parent nor, to the Knowledge of the Parent, any manager, director, officer, employee, auditor, accountant or representative of the Parent has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or its respective internal accounting controls, including any complaint, allegation, assertion or claim that the Parent has engaged in questionable accounting or auditing practices. No attorney representing the Parent, whether or not employed by the Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Parent or any of its officers, directors, employees or agents to the board of directors of the Parent (or any committee thereof) or to any director or officer of the Parent. Since the Parent’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, or the board of directors of the Parent or any committee thereof.

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3.10 Proxy Statement. The Proxy Statement to be filed with the SEC and sent by Parent to its shareholders with respect to the Merger will not contain, as of the date of such filing, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading in light of the circumstances under which they were made (other than any such statements based on information provided by or on behalf of the Company, InnoHold or their respective Representatives).

3.11 Board Approval; Vote Required. The Board of Directors of the Parent (including any required committee thereof) has declared the advisability of the Transactions, including the Merger, in accordance with applicable law and as required by Parent Charter Documents, and approved this Agreement and the Transactions. The Board of Directors of the Parent has determined that the Transactions are in the best interests of the Parent and its stockholders, has determined to recommend that holders of Parent Common Stock vote in favor of each such transaction proposal, and has not changed this recommendation. The affirmative vote in favor of the Merger of a majority of the votes cast by the holders of Parent Common Stock entitled to vote and present in person or by proxy at the Parent Stockholder Meeting at which a quorum is present (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of the Parent’s capital stock necessary to approve the Merger.

3.12 Legal Proceedings. Section 3.12 of the Disclosure Schedule sets forth a list of each pending or, to the Knowledge of the Parent, threatened, Proceeding or claim against the Parent or affecting the Parent or any of its assets or businesses. No Proceedings or claims are pending or, to Parent’s Knowledge, threatened, which are reasonably likely to result in an adverse determination that would have, if so determined, individually or in the aggregate, a Parent Material Adverse Effect. No Proceeding or claims challenges, or that may reasonably be expected to have the effect of preventing, delaying, and making illegal, modifying or otherwise interfering with, any of the Transactions. Neither the Parent nor the Merger Sub is a party or subject to, or in default under, any Judgment. To the Knowledge of the Parent, no officer, director, agent or employee of Parent or the Merger Sub is subject to any Judgment that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practices relating to the business of Parent, the Merger Sub or the Company. There is no pending or, to the Knowledge of the Parent, threatened, investigation by a Governmental Authority of or affecting the Parent or the Merger Sub.

3.13 Brokers’ and Finders’ Fees. Except as set forth on Section 3.13 of the Parent Disclosure Schedule, there is no investment banker, broker, lender or other intermediary that has been retained by or is authorized to act on behalf of the Parent or the Merger Sub or any of their respective Affiliates who might be entitled to any tax or commission in connection with the Transactions.

3.14 Trust Account.

(a) As of September 30, 2017, the Trust Account had a balance of $121,759,183 invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in the Trust Account, pursuant to Trust Agreement. The Trust Account shall be utilized in accordance with Section 6.16 hereof and the Trust Agreement.

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(b) The Trust Agreement is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) (i) between the Parent and Continental Stock Transfer & Trust Company that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or (ii) to the Knowledge of the Parent, that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock who shall have elected to redeem their shares of shares of Parent Common Stock pursuant to the Parent Charter Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account or (B) to redeem shares of Parent Common Stock in accordance with the provisions of the Parent Charter Documents. There are no Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to the Trust Account.

(c) The Parent has filed with the SEC true, correct and complete copies of the executed and delivered Trust Agreement. Except for an amendment dated August 3, 2017 to, among other things, extend the date before which the Parent must complete a Business Combination from August 4, 2017 to November 6, 2017 (or February 5, 2018 if the Parent has executed a definitive agreement for a Business Combination by November 6, 2017), the Trust Agreement has not been amended or modified, and, except for a possible amendment to further extend the Trust Agreement, no such amendment or modification is contemplated by the Parent. The Trust Agreement is in full force and effect as of the date hereof. The Trust Agreement constitutes the legal, valid and binding obligations of the Parent and, to the Knowledge of the Parent, the other party thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a material default or breach under the Trust Agreement on the part of the Parent or, to the Knowledge of Parent, the other party thereto. There are no side letters or other agreements, contracts or arrangements to which the Parent or any of its Affiliates is a party related to the transactions contemplated by the Trust Agreement.

3.15 Investment Company Act. Parent is not, and at and immediately following the Closing will not be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

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3.16 Interested Party Transactions. Except as disclosed on Section 3.16 of the Parent Disclosure Schedule, no employee, officer, director or stockholder of the Parent or any of its Subsidiaries or a member of his or her immediate family is indebted for borrowed money to the Parent, nor is Parent indebted for borrowed money (or committed to make loans or extend or guarantee credit) any of them, other than reimbursement for reasonable expenses incurred on behalf of the Parent. To the Knowledge of Parent, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any contract with the Parent (other than such contracts as relate to (i) any such individual ownership of capital stock or other securities of the Parent (ii) indebtedness of the Parent to its stockholder, as disclosed on Section 3.16 of the Parent Disclosure Schedule.

3.17 Emerging Growth Company. The Parent is an “emerging growth company” within the meaning of Rule 12b-2 under the Exchange Act.

Article IV

REPRESENTATIONS AND WARRANTIES OF INNOHOLD

InnoHold hereby represents and warrants to the Parent and the Merger Sub as of the date hereof and as of the Closing, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by InnoHold to the Parent (the “InnoHold Disclosure Schedule”) as follows:

4.1 Organization, Standing and Power. InnoHold is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. InnoHold has the limited liability company power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, operating or holding of its properties makes such qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, properties or condition (financial or otherwise) of InnoHold or (ii) the ability of InnoHold on a timely basis to consummate the transactions contemplated by this Agreement or the Related Agreements to which it is a party or by which it or any of its properties or assets is bound, or to perform its obligations hereunder or thereunder (an “InnoHold Material Adverse Effect”).

4.2 Authority; Binding Agreement. InnoHold has all requisite limited liability company power and authority to execute and deliver this Agreement and any Related Agreement to which it is, or is specified to be, a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and any Related Agreement to which it is, or is specified to be, a party and the consummation of the Transactions (a) have been duly and validly authorized by members of InnoHold, and (b) no other limited liability company proceedings, other than as set forth elsewhere in the Agreement, on the part of InnoHold are necessary to authorize the execution and delivery of this Agreement and any Related Agreement to which it is, or is specified to be, a party or to consummate the Transactions. This Agreement has been, and any Related Agreement to which InnoHold is, or is specified to be, a party shall be when delivered, duly and validly executed and delivered by InnoHold and, assuming the due authorization, execution and delivery of this Agreement and such Related Agreement by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of InnoHold, enforceable against InnoHold in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

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4.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to InnoHold in connection with the execution and delivery of this Agreement and any Related Agreements to which InnoHold is, or is specified to be, a party or the consummation of the Transactions, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would reasonably be expected to have an InnoHold Material Adverse Effect.

4.4 No Conflict. The execution and delivery by InnoHold of this Agreement and any Related Agreement to which InnoHold is, or is specified to be, a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default (with or without notice of lapse of time, or both) under (a) the certificate of formation, limited liability company agreement or similar organizational documents of InnoHold, each as amended to date and in full force and effect on the date hereof, or (b) assuming compliance with the matters referred to in Section 4.3, any material Laws applicable to InnoHold or any of its properties or assets (whether tangible or intangible).

4.5 Compliance with Laws. InnoHold is and at all times has been in compliance in all material respects with all Laws and all Judgments applicable to it or any assets owned or used by it and, to the Knowledge of InnoHold, no circumstances exist and no event has occurred that (with or without notice or lapse of time, or both) would constitute or result in a material violation by InnoHold of, or a material failure on the part of InnoHold to comply with, any Law, or any Judgment applicable to InnoHold or any assets owned or used by any of them, or would give rise to a material obligation on the part of InnoHold to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. InnoHold has not received any written communication from any Person seeking any Judgment or that alleges that InnoHold is not in compliance with any Law or any Judgment.

4.6 Board Approval; Vote Required. The members of InnoHold have declared the advisability of the Transactions, including the Merger, in accordance with applicable law and as required by InnoHold’s Charter Documents, and approved this Agreement and the Transactions; and determined that the Transactions are in the best interests of InnoHold and its members. Such affirmative vote is the only vote of the holders of any class or series of equity interest of InnoHold necessary to adopt this Agreement and approve the Merger, the Certificate of Merger and the Transactions and the Related Agreements to which InnoHold is, or is specified to be, a party, including pursuant to InnoHold’s Charter Documents and the Act.

4.7 Legal Proceedings. No Proceeding or claims against InnoHold are pending or, to InnoHold’s Knowledge, threatened, which are reasonably likely to result in an adverse determination that would, if so determined, individually or in the aggregate, have an InnoHold Material Adverse Effect, No Proceeding or claims challenge, or that may reasonably be expected to have the effect of preventing, delaying, and making illegal, modifying or otherwise interfering with, any of the Transactions. Except as set forth on Section 4.7 of the InnoHold Disclosure Schedule, InnoHold is not a party or subject to, or in default under, any Judgment. To the Knowledge of InnoHold, no officer, director, agent or employee of the Company is subject to any Judgment that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practices relating to the business of the Company. There is no pending or, to the Knowledge of InnoHold, threatened, investigation by a Government Authority of or affecting InnoHold.

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4.8 Title to Interests. At the date hereof InnoHold owns, and at the Closing Date InnoHold will own, all of the issued and outstanding limited liability company interests in the Company. All of such interests are fully paid and nonassessable, and free of any transfer restrictions other than those (a) arising under this Agreement or the Transactions, or (b) arising under applicable state and Federal Securities Laws. The limited liability company interests in the Company held by InnoHold are not subject to any preemptive or other similar rights created by statute, contract or otherwise.

4.9 Brokers’ and Finders’ Fees. Except as set forth on Section 4.8 of the InnoHold Disclosure Schedule, there is no investment banker, broker, lender or other intermediary that has been retained by or is authorized to act on behalf of InnoHold or any of its Affiliates who might be entitled to any tax or commission in connection with the Transactions.

Article V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of the Business of the Company. From the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the terms hereof or the Effective Time (the “Interim Period”), the Company shall cause the Business to be conducted in the ordinary course of business, consistent with past practices and in material compliance with all applicable Laws and shall use all commercially reasonable efforts to keep intact the Business, keep available the services of their current officers and employees and preserve their relationships with Payors, customers, suppliers, lessors, licensors, licensees, distributors and others with whom they deal to the end that the Business shall be unimpaired at the Closing. The Company shall not take any action that would, or that would reasonably be expected to, result in any of the conditions to the Transactions set forth in Article VII not being satisfied. In addition (and without limiting the generality of the foregoing), and other than as expressly contemplated by this Agreement or other than expressly set forth on Section 5.1 of the Disclosure Schedule, during the Interim Period, the Company shall not do any of the following without the prior written consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(i) amend its certificate of formation or operating agreement (or comparable documents);

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(ii) declare, set aside, make or pay any dividend or make any other distribution payable in cash, equity, property or otherwise, with respect to its ownership interests;

(iii) redeem or otherwise acquire directly or indirectly any equity or debt interests or any Convertible Securities or authorize, issue or sell any equity or debt interests or any Convertible Securities;

(iv) adopt, amend or terminate any Benefit Plan (or any plan that would be a Benefit Plan if adopted) or enter into, adopt, extend, renew, amend or terminate any collective bargaining agreement or other Contract with any works council or labor organization, union or association, except in each case as required by Law;

(v) (A) split, combine or reclassify any of the Company’s equity interests (including through the declaration or payment of an in-kind dividend) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s equity interests or any of their other securities (except as otherwise permitted by this Agreement) or (B) purchase or redeem any securities of the Company;

(vi) create any new Subsidiary, enter into any joint venture or partnership with any other Person or acquire the securities of, or invest in, any other Person;

(vii) make, accrue or become liable for any bonus, profit sharing, deferred compensation or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than in the ordinary course of business consistent with past practices;

(viii) increase any compensation or benefits of, or pay or agree to pay any benefit (including, but not limited to, severance or termination pay), or make any award or grant under any Benefit Plan to any present or former managers, directors, officers or employees, other than in the ordinary course of business consistent with past practices, or negotiate or enter into any collective bargaining agreement, or make any commitment with respect to collective bargaining or recognition of any labor organization or bargaining unit or hire or terminate the employment of any executive officer or management-level employee (other than termination due to employee neglect or misconduct);

(ix) create, incur or assume any Indebtedness (including obligations in respect of capital leases) or guarantee any such Indebtedness, other than in the ordinary course of business consistent with past practices;

(x) permit, allow or suffer any of its assets or properties to become subjected to any Lien of any nature whatsoever, other than Permitted Liens;

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(xi) enter into any Contract that would have been required to be set forth on Section 2.11(a) of the Disclosure Schedule if it were in effect on the date hereof, or modify, amend, voluntarily terminate or grant any Consent or waiver under any Contract that is set forth or required to be set forth on Section 2.11(a) of the Disclosure Schedule or that would have been required to be set forth on Section 2.11(a) of the Disclosure Schedule if it were in effect on the date hereof, in any case other than in the ordinary course of business consistent with past practices;

(xii) except as noted in Section 5.1(xii) of the Disclosure Schedule, cancel any Indebtedness or settle, compromise, discharge, waive, release or assign any material claim, right or Proceeding, other than in the ordinary course of business consistent with past practices;

(xiii) pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, InnoHold or any of its Related Persons (other than in the ordinary course of business consistent with past practices in connection with reasonable, out-of-pocket expenses);

(xiv) make any change in any method of accounting or accounting practices or policy other than as required by changes in Law or GAAP that become effective after the date hereof, other than in the ordinary course of business;

(xv) make any material change in internal accounting controls;

(xvi) prepare or file any Tax Return inconsistent with past practices or, on any such Tax Return, take any position, make any election, or adopt any method or period that is inconsistent with positions taken, elections made or methods or periods used in preparing or filing similar Tax Returns in prior periods (including positions, elections, methods or periods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), file any amended Tax Return, extend any limitation period applicable to a Tax liability, initiate a voluntary disclosure to a Taxing authority, enter into or amend a Tax indemnification arrangement, settle or otherwise compromise any claim relating to Taxes or Tax benefits, enter into any closing agreement or similar agreement relating to Taxes or Tax benefits, otherwise settle any dispute relating to Taxes or Tax benefits, request any ruling or similar guidance with respect to Taxes or Tax benefits, or take other similar actions relating to Taxes;

(xvii) acquire any assets that are material or acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise, other than in the ordinary course of business consistent with past practices;

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(xviii) make or incur any capital expenditure outside the ordinary course of business or which exceeds $5,000,000 individually or in the aggregate with respect to any series of group or related capital expenditures;

(xix) pledge or encumber, sell, assign, lease, license, abandon, dedicate to the public, permit to lapse, dispose of or otherwise transfer any of its assets, except assets that individually or in the aggregate are not material;

(xx) enter into any contract, understanding or commitment that materially restrains, restricts, limits or impedes the ability of the Company to compete with any Person in any line of business or in any geographical area or to conduct any business in any way in any geographic area or solicit the employment of or hire any person;

(xxi) modify, amend, terminate or cancel (A) any Top Payor Contract or Top Vendor Contract, other than in the ordinary course of business consistent with past practices or (B) the Amended EdiZONE Agreement;

(xxii) default, breach or suffer to exist any event or condition which with the lapse of notice or time or both could constitute a material default or breach under any Company Contract;

(xxiii) make any sales to any Payors or customer under conditions as to prices, discounts, rebates, returns, or payment terms that are not consistent in any material respect with generally applied past practices with such Payor or customer or for new Payors or customers purchasing similar services (in each case, other than in the ordinary course of business consistent with past practices);

(xxiv) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liability other than in the ordinary course of business consistent with past practices;

(xxv) pay or agree to pay any management charge to InnoHold or incur any other liability to InnoHold or enter into any agreement with InnoHold (in each case, other than in the ordinary course of business consistent with past practices);

(xxvi) commence or threaten to commence legal or arbitration proceedings, other than in the ordinary course of business consistent with past practices;

(xxvii) do or omit to do anything which prejudices any right of the Company to the Company Intellectual Property (in each case, other than in the ordinary course of business consistent with past practices);

(xxviii) decrease the inventory levels maintained by the Company, outside the ordinary course of the Company’s business, taking into consideration (i) the dynamic growth of the Company’s business and (ii) the Company’s evolving manufacturing challenges and practices;

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(xxix) enter into any lease of real property, except any renewals of existing leases in the ordinary course of business consistent with past practices; or

(xxx) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

(b) Affirmative Covenants. During the Interim Period, the Company shall:

(i) maintain its assets in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted;

(ii) upon any damage, destruction or loss to any material asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such asset before such event or, if required, to such better condition as may be required by Law;

(iii) (A) pay outstanding accounts payable (including outstanding invoices provided by third parties to the Company) as determined in accordance with GAAP in the ordinary course of business consistent with past practices, (B) pay all other Indebtedness when due and (C) pay all Taxes, including withholding Taxes as they come due and file all Tax Returns as required by law; and

(iv) use commercially reasonable efforts consistent with past practices to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices.

(c) Consultation. The Company shall promptly advise the Parent in writing of the occurrence of any matter or event that is material to the business, assets, condition (financial or otherwise) or results of operations of the Company. In connection with the continuing operation of the business of the Company between the date hereof and the Closing, the Company shall report and update in good faith from time to time on a regular basis as agreed with the Parent with the Representatives of Parent to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by the Parent or such Representatives. The Company and InnoHold acknowledge that any such consultation shall not constitute a waiver by the Parent of any rights it may have under this Agreement.

(d) Insurance. The Company shall keep, or cause to be kept, all insurance policies set forth on Section 5.1(d) of the Disclosure Schedule, or suitable replacements thereof, in full force and effect through the close of business on the Closing Date.

(e) Financial Information. The Company shall provide, or cause to be provided, to the Parent such monthly financial statements or reports in the same form and substance and at the same time as such statements or reports are available to the Company’s executive officers, or as reasonably requested by the Parent.

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5.2 Conduct of the Business of the Parent.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 5.2, the Parent shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practices, (ii) comply with all Laws applicable to the Parent and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practices.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Parent shall not:

(i) amend, waive or otherwise change, in any respect, the Parent Charter Documents, other than to extend the date by which the Parent is required to consummate its Business Combination;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any warrants and any other securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,500,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, liability or obligation of any Person (provided, that this Section 5.2(b)(iv) shall not prevent the Parent from borrowing funds necessary to finance its expenses incurred in connection with the consummation of the Merger and the Transactions, and any meeting for the Parent to extend the deadline to consummate its Business Combination, up to aggregate additional Indebtedness during the Interim Period of $1,500,000);

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(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) fail to timely make any and all filings required to be made with the SEC (subject to permitted extensions);

(vii) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Parent;

(viii) terminate, waive or assign any material right under any material agreement to which it is a party;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practices;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Parent’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Parent) not in excess of $50,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, Liabilities or obligations, unless such amount has been reserved in the Parent Financials;

(xiv) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

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(xv) make capital expenditures in excess of $50,000 individually for any project (or set of related projects) or $150,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvii) voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $150,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a material Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.2 during the Interim Period;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xix) enter into any agreement, understanding or arrangement with respect to the voting of the Parent Common Stock;

(xx) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxi) fail to use commercially reasonable efforts to maintain the listing of the Parent Common Stock on Nasdaq under applicable Nasdaq listing requirements; or

(xxii) authorize or agree to do any of the foregoing actions.

5.3 No Solicitation. During the Interim Period, the Company shall not (nor shall the Company permit, as applicable, any of its officers, managers, employees, equityholders, agents, representatives, or Affiliates to), directly or indirectly, take any of the following actions with any party other than the Parent and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Units (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (ii) disclose any information not customarily disclosed to any person concerning the business, technologies or properties of the Company, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (iii) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Units or assets of the Company, or (iv) enter into any agreement with any person providing for the acquisition of the Company, whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with the Parent) that are the subject matter of clauses (i), (ii), (iii) or (iv) above. In the event that the Company or any of the Company’s Affiliates shall receive or already has received, prior to the Effective Time or the termination of this Agreement in accordance with Section 9.1, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) above, or any request for disclosure or access as referenced in clause (ii) above, the Company shall immediately suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and advise the Parent in writing with respect thereto in reasonable detail. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that the Parent shall be entitled to seek an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, manager, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

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5.4 Exclusive Dealing. During the Interim Period, the Parent will not take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than the Company and the Company’s Representatives) concerning any alternative Business Combination transaction involving the Parent, (each such transaction, a “Parent Acquisition Transaction”); provided, however, that this Section 5.4 shall not apply to the Parent in connection with (i) communications to its stockholders and its accountants, attorneys and other advisors related to the Transactions or (ii) any sale of additional shares of the Parent or warrants or other rights to acquire shares of the Parent. The Parent will cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than the Company and the Company’s Representatives) conducted heretofore with respect to any Parent Acquisition Transaction.

Article VI

ADDITIONAL AGREEMENTS

6.1 Proxy.

(a) As promptly as practicable after the date hereof, the Parent shall prepare and file with the SEC a proxy statement in preliminary form (as amended or supplemented from time to time, the “Proxy Statement”) calling a special meeting of the Parent’s stockholders (the “Parent Stockholder Meeting”) seeking the approval of the holders of Parent’s Common Stock of the Transactions and offering to redeem from its public stockholders their shares of Parent Common Stock in conjunction with a stockholder vote on the Transactions (the “Parent Stockholder Redemption”), all in accordance with and as required by the Parent Charter Documents, applicable Law and any applicable rules and regulations of the SEC and Nasdaq, and as may have been disclosed in the IPO Prospectus. In the Proxy Statement, the Parent shall seek (i) adoption and approval of this Agreement and the Transactions by the holders of shares of common stock in accordance with the Parent Charter Documents and the rules and regulations of the SEC and Nasdaq, (ii) if required to be approved by the holders of Parent Common Stock (the “Parent Stockholders”), adoption and approval of an Amended and Restated Certificate of Incorporation of the Parent; (iii) adoption and approval of the Purple Innovation Equity Incentive Plan in a form reasonably acceptable to the Company and the Parent (collectively, the “Required Approval Matters”), and (iv) to obtain any and all other approvals necessary or advisable to effect the consummation of the Transactions. In connection with the Proxy Statement, the Parent will also file with the SEC financial and other information about the Transactions in accordance with applicable proxy solicitation rules set forth in the Parent Charter Documents, applicable Law and the rules and regulations of the SEC and Nasdaq (such Proxy Statement and the documents included or referred to therein pursuant to which the Parent Stockholder Redemption will be made, together with any supplements, amendments and/or exhibits thereto, the “Proxy Documents”). The Proxy Documents will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

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(b) The Parent shall mail the Proxy Statement to holders of Parent Common Stock of record, as of the record date to be established by the board of directors of Parent. Each of the Company and the Parent shall furnish all information concerning such Party and its Affiliates to the other Party, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and the Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and the Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement.

(c) Prior to filing with the SEC or mailing to the Parent Stockholders, the Parent will make available to the Company drafts of the Proxy Statement, both preliminary and final, and will provide the Company with a reasonable opportunity to comment on such drafts, shall consider such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company in connection therewith. The Parent shall not file any such documents with the SEC (including response to any comments from the SEC with respect thereto) without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). The Parent will advise the Company promptly after receipt of notice thereof, of (i) the time when the Proxy Statement has been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement, (v) any request by the SEC for amendment of the Proxy Statement, (vi) any comments from the SEC relating to the Proxy Statement and responses thereto, or (vii) requests by the SEC for additional information. The Parent shall promptly respond to any SEC comments on the Proxy Statement and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as soon after filing as practicable; provided, that prior to responding to any comments or material requests from the SEC, the Parent will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts (including the proposed final version of such document or response).

(d) If at any time prior to the Parent Stockholder Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Parent shall promptly transmit to its stockholders an amendment or supplement to the Proxy Statement containing such information. If, at any time prior to the Effective Time, the Company discovers any information, event or circumstance relating to the Company or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform the Parent of such information, event or circumstance.

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(e) The Parent shall make all filings required to be made by the Parent with respect to the Transactions under the Securities Act, the Exchange Act, applicable “blue sky” laws and any rules and regulations thereunder.

(f) The Company shall use its commercially reasonable efforts to promptly provide the Parent with all information concerning the Company reasonably requested by the Parent for inclusion in the Proxy Statement and any amendment or supplement to the Proxy Statement (if any) and in any other filing required to be made by the Parent with respect to the Transactions under the Securities Act, the Exchange Act, applicable “blue sky” laws and any rules and regulations thereunder. The Company shall cause the officers and employees of the Company to be reasonably available to the Parent and its counsel in connection with the drafting of the Proxy Statement and such other filings and responding in a timely manner to comments relating to the Proxy Statement from the SEC.

6.2 Parent Stockholder Meeting. The Parent shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Parent Stockholder Meeting, which meeting shall be held not more than thirty-five (35) days after the date on which the Parent mails the Proxy Statement to the Parent Stockholders. The Parent shall use its reasonable best efforts to obtain the approval of the Required Approval Matters, including by soliciting proxies as promptly as practicable in accordance with applicable Law and the Parent Charter Documents for the purpose of approving the Required Approval Matters. The Parent shall, through its board of directors, recommend to its stockholders that they vote in favor of the Required Approval Matters (the “Parent Board Recommendation”) and the Parent shall include the Parent Board Recommendation in the Proxy Statement. The board of directors of Parent shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Change in Recommendation”). The Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting for the purpose of voting on the Required Approval Matters shall not be affected by any Change in Recommendation, and the Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall be any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Parent shall be entitled to postpone or adjourn the Parent Stockholder Meeting (a) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Parent has determined in good faith is required by applicable Law is disclosed to the Parent Stockholders and for such supplement or amendment to be promptly disseminated to the Parent Stockholders prior to the Parent Stockholder Meeting, (b) if, as of the time for which the Parent Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholder Meeting, or (c) by ten (10) Business Days in order to solicit additional proxies from stockholders in favor of the adoption of the Required Approval Matters; provided, that in the event of a postponement or adjournment pursuant to clauses (a) or (b) above, the Parent Stockholder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved, and in no event shall the Parent Stockholder Meeting be reconvened on a date that is later than five (5) Business Days prior to January 31, 2018.

6.3 Section 16 of the Exchange Act. Prior to the Closing, the board of directors of the Parent, or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the acquisition of Parent Common Stock pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of the Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be exempt acquisitions for purposes of Section 16.

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6.4 Access to Information.

(a) During the Interim Period, the Company shall give, and shall direct its Representatives to give, the Parent and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as the Parent or its Representatives may reasonably request regarding the Company and its businesses, assets, liabilities, Tax Liabilities, Indebtedness, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct InnoHold and its Affiliates to reasonably cooperate with the Parent and its Representatives in their investigation; provided, however, that (A) the Parent and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company; and (B) nothing herein shall require the Company to provide access to, or to disclose any information to, the Parent or any of its Representatives if such access or disclosure, in the good faith reasonable belief of the Company, (x) would waive any legal privilege or (y) would be in violation of applicable laws or regulations of any Governmental Authority (including any Antitrust Laws) or the provisions of any agreement to which the Company is a party (taking into account the confidential nature of the disclosure). Other than as expressly provided in this section, the Parent is not authorized to and shall not (and shall cause its employees, agents, representatives and Affiliates not to) contact any officer, director, employee, customer, supplier, joint-venture partner, lessor, lender or other material business relation of the Company prior to the Effective Time without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned. The Parent shall, and shall cause its Representatives to, abide by the terms of any confidentiality agreement with respect to such access and any information furnished to it or its Representatives.

(b) During the Interim Period, the Parent shall give, and shall direct its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities, to the employees necessary to respond to the Parent’s inquiries, and all properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Parent, as the Company or its Representatives may reasonably request regarding the Parent and its businesses, assets, liabilities, Tax Liabilities, Indebtedness, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Parent’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that (A) the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Parent; and (B) nothing herein shall require the Parent to provide access to, or to disclose any information to, the Company or any of its Representatives if such access or disclosure, in the good faith reasonable belief of the Parent, (x) would waive any legal privilege or (y) would be in violation of applicable laws or regulations of any Governmental Authority (including any Antitrust Laws) or the provisions of any agreement to which the Company is a party (taking into account the confidential nature of the disclosure). Other than as expressly provided in this section, the Company is not authorized to and shall not (and shall cause its employees, agents, representatives and Affiliates not to) contact any officer, director, employee, customer, supplier, joint-venture partner, lessor, lender or other material business relation of the Parent prior to the Effective Time without the prior written consent of the Parent, such consent not to be unreasonably withheld, delayed or conditioned. The Company shall, and shall cause its Representatives to, abide by the terms of any confidentiality agreement with respect to such access and any information furnished to it or its Representatives.

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6.5 Confidentiality. The Parent and the Parent Representative, on the one hand, and the Company and InnoHold, on the other, recognize and acknowledge that the Confidential Information is a valuable, special and unique asset. Subject to Section 6.7 hereof, prior to the Closing, none of the Parties shall, and each of the Parties hereto shall cause each of their respective Affiliates not to, without the prior written consent of the other Parties, for any reason divulge to any third party or use for its own benefit, or for any purpose other than the exclusive benefit of the Parties, any Confidential Information. Notwithstanding the foregoing, if any Party, or any of its Affiliates, is compelled to disclose Confidential Information by court Order, to the extent permitted by applicable Law, such Person promptly shall notify the other Parties so that the other Parties may seek a protective Order or other assurance that confidential treatment of such Confidential Information shall be afforded, and Parties shall, and shall cause each of their respective Affiliates to, as the case may be, reasonably cooperate with the other Parties and the other Party’s Affiliates in connection therewith. If any Party, or any of its Affiliates, as the case may be, is so obligated by court Order to disclose Confidential Information, it will disclose only the minimum amount of such Confidential Information as is necessary for such Person to comply with such court Order. For purposes of this Section 6.5, “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists and requirements, marketing plans and other non-public, proprietary and confidential information relating to (i) the business of the Parent, in the case of disclosure by the Company, InnoHold, or any of their respective Affiliates, or (ii) Business, in the case of disclosure by the Parent or the Parent Representative, including in each case the existence of this Agreement and the Transactions or any negotiations or discussions with respect thereto. Notwithstanding the above, a Party may disclose Confidential Information to each of its Affiliates and its accounting, legal and financial advisors, in each case limited to Persons who need to know such information pursuant to their obligations to the Parties.

6.6 Fees and Expenses. All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses. All unpaid Expenses of the Parties will be paid at Closing, to the extent practicable. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Related Agreement related hereto and all other matters related to the consummation of this Agreement. With respect to the Parent, Expenses shall include any and all (i) deferred expenses (including fees or commission payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, (ii) costs and expenses incurred in connection with seeking the approval of stockholders of the Parent to extend the deadline for the Parent to consummate its Business Combination, and (iii) other administrative costs and expenses that have been incurred by the Parent in the ordinary course of business.

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6.7 Public Disclosure.

(a) The Parties agree that no public release, filing or announcement concerning this Agreement or the Related Agreements or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent of the Parent, the Company and the Parent Representative and InnoHold (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Parent shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the second (2nd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Parent shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Company and the Parent Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company and the Parent Representative reviewing, commenting upon and approving such Closing Filing in any event no later than the second (2nd) Business Day after the Closing). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Transactions.

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6.8 Consents. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time. In the event that, prior to the Effective Time, the other parties to any Contract, including lessor or licensor of any real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the same, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and such amounts shall be deemed Total Expenses under Section 6.6.

6.9 Additional Documents and Further Assurances; Reasonable Efforts.

(a) Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the other Transactions.

(b) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. In addition, the Parent agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party (other than any Affiliate of InnoHold or the Company) whose consent or approval is sought in connection with the Transactions.

(c) In furtherance and not in limitation of Section 6.9(b), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The Parent shall pay the applicable filing fees due under the HSR Act. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(d) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any of the Antitrust Filings. The parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other Order, decree or ruling or statute, rule, regulation or executive Order that would adversely affect the ability of the Parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

6.10 New Employment Arrangements.

(a) Employment Agreements with Key Employees. The Parent or the Surviving Entity will offer each of the Key Employees employment by the Parent or the Surviving Entity, as applicable, and to the extent allowed under applicable Law, to be effective as of the Closing Date. Such employment will: (i) be subject to the terms and conditions set forth in the Employment Agreements, (ii) be subject to and in compliance with the Parent’s applicable policies and procedures, including employment background checks, the execution of an employee proprietary information agreement governing employment conduct and performance, and (iii) supersede any prior express or implied employment agreements, arrangements, representations, or offer letters.

(b) Employee Matters. To the extent reasonably practicable, after the Closing Date, employees of the Parent and its Subsidiaries shall be eligible to receive benefits consistent with the Company’s applicable human resources policies for similarly situated employees. Nothing contained in this Agreement shall confer upon any employee any right with respect to employment by the Parent or the Surviving Entity, nor shall anything herein interfere with the right of the Parent or the Surviving Entity to terminate the employment of any such employee at any time, with or without cause, or restrict the Parent or the Surviving Entity in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of any such employee. The parties hereto acknowledge and agree that all provisions contained in this Section 6.10 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary right in any other Person, including any employee of the Company, or any right to continued employment with the Parent or the Surviving Entity, or any of their respective Affiliates. Nothing in this Section 6.10 or in any other provision of this Agreement, whether express or implied, shall be deemed to be the adoption of, an amendment to or other modification of any Benefit Plan or any benefit plan, policy, program, Contract or arrangement of the Parent, the Surviving Entity or any of their respective Affiliates or otherwise to limit the right of the Parent, the Surviving Entity or any of their respective Affiliates to amend, modify or terminate any such employee benefit plan policy, program, Contract or arrangement.

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6.11 Notification of Certain Matters. Each of the Company and InnoHold, on the one hand, and the Parent, on the other hand, shall give prompt written notice to the other of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time (as though given on or as of the Effective Time), and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder (each, a “Schedule Supplement”); provided, however, that the delivery of any such Schedule Supplement pursuant to this Section 6.11 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice, (ii) constitute an acknowledgment or admission of a breach of this Agreement, or (iii) cure any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.3 have been satisfied; provided, however, that (A) if (x) the Schedule Supplement is a disclosure of a breach of or inaccuracy in any representation or warranty in Articles II or IV pursuant to clause (a) above, (y) the event triggering the Schedule Supplement arose exclusively after the date of this Agreement and (z) the Parent has the right to, but does not elect to, terminate this Agreement within fifteen (15) Business Days following (i) the expiration of the cure period, as specified in Section 9.1(f), if the breach is capable of being cured, or (ii) its receipt of such Schedule Supplement, if the breach is not capable of being cured, then without prejudice to the provisions of Section 7.3, the Parent shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such breach or inaccuracy, and (B) if (x) the Schedule Supplement is a disclosure of a breach of or inaccuracy in any representation or warranty in Article III pursuant to clause (a) above, (y) the event triggering the Schedule Supplement arose exclusively after the date of this Agreement and (z) the Company has the right to, but does not elect to, terminate this Agreement within fifteen (15) Business Days following (i) the expiration of the cure period, as specified in Section 9.1(i), if the breach is capable of being cured, or (ii) its receipt of such Schedule Supplement, if the breach is not capable of being cured, then without prejudice to the provisions of Section 7.3, the Company shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such breach or inaccuracy.

6.12 Agreement to Defend. In the event any Proceeding by any Governmental Authority or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties hereto agree to cooperate and use commercially reasonable efforts to defend against and respond thereto.

6.13 Change of Name; Listing. Prior to the Closing, the Parent shall apply for a new ticker symbol with Nasdaq that reflects the name “Purple” contingent on obtaining Parent Stockholder Approval and required approval of the Required Approval Matters and shall undertake commercially reasonable efforts to adopt the new name. During the Interim Period, the Parent shall use commercially reasonable efforts to remain listed as a public company on Nasdaq.

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6.14 Release. Effective as of the Closing, InnoHold, by virtue of accepting the Equity Consideration to which InnoHold is entitled hereunder, on behalf of itself and its Affiliates and each of its officers, directors, employees, agents, successors and assigns (the “Releasing Parties”), shall be deemed to have released, acquitted and forever discharged the Parent, the Company, Merger Sub, each of their respective Affiliates, Subsidiaries, and any and all of each of their respective successors and assigns, together with all their present and former directors and officers (in their capacity as directors or officers of the Company) (the “Released Parties”), from any and all manner of claims, actions, suits, damages, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect (collectively, “Released Claims”), which the Releasing Parties ever had, has or may have against any of the Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Released Parties, from any time prior to and up to and including the Closing Date, with respect to such Releasing Party’s status as an equityholder of the Company. The foregoing shall not constitute a release of Released Claims or any other matter with respect to (a) receipt of the Equity Consideration to which the Releasing Party is entitled pursuant to the terms and conditions of this Agreement, (b) any of the rights of the Releasing Party or any obligations of the Released Parties to such Releasing Parties, in each case arising under this Agreement or any Related Agreement, (c) any of the rights of the Releasing Parties under the Company Charter Documents to indemnification from the Company for actions or inactions by such Releasing Party as a manager, director or officer of the Company, (d) if a Releasing Party is an employee of the Company as of the Closing Date, any rights of such Releasing Party to payments in respect of such employment, including rights under any Benefit Plan identified on the Disclosure Schedule in accordance with the terms of such Benefit Plan, and (e) any of the rights of a Releasing Party under or pursuant to written commercial contracts with the Company set forth on the Disclosure Schedule and unrelated to such Releasing Party’s status of an equityholder of the Company.

6.15 Post-Closing Board of Directors and Executive Officers. The Parties shall take all necessary action, including causing the directors of the Parent to resign, so that effective as of the Closing, the Parent’s board of directors (the “Post-Closing Parent Board”) will consist of seven (7) individuals. The Parties shall take all necessary action to designate and appoint to the Post-Closing Parent Board the following persons: (i) Terry Pearce, Tony Pearce, and Sam Bernards; (ii) one (1) person designated by the Parent prior to the Closing (the “Parent Director”); and (iii) three (3) persons designated by the Company prior to the Closing (the “Company Directors”). Each of the Company Directors shall qualify as an independent director under the Nasdaq listing rules, shall meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act, and shall have the credentials, experience and knowledge to serve on the board of directors of a public company with a market capitalization in excess of $1 billion. At least two of the Company Directors shall meet the criteria set forth in the final sentence of Rule 5605(c)(2)(A) of the Nasdaq listing rules.

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6.16 Use of Trust Account Proceeds after the Closing. Subject to Section 7.3(f), the Parties agree that at the Closing, the funds in the Trust Account, after taking into account payments for the Parent Stockholder Redemption, shall be disbursed and first be used (i) to pay the Cash Consideration, (ii) to pay the Parent’s accrued Expenses for the Transactions, (iii) to pay any promissory notes or other obligations owed to the Sponsor, and (iv) to pay the deferred Expenses (including cash amounts payable to lead underwriters in the IPO and any legal fees) of the IPO and other outstanding administrative Expenses. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Parent’s securities, will be paid at the Closing. Any remaining cash will be used for general corporate purposes.

6.17 Tail Insurance. For the benefit of the Parent’s directors and officers, the Parent shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Parent’s existing policy (true and complete copies of which have been previously provided to the Company) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that, in each case, the Parent shall not pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement. For purposes of this Agreement, the purchase of such D&O Insurance shall not be treated as a Total Expense of the either the Parent or the Company.

6.18 Purple Team Reorganization. The Company and InnoHold shall effect, as promptly as practicable after the date hereof, the Purple Team Reorganization in accordance with the terms and conditions set forth in Exhibit N hereto. Parent and its Representatives shall have the right to review and comment upon the Purple Team Reorganization documents before they are adopted or enacted, and the Company and InnoHold shall consider in good faith all reasonable comments thereon received from Parent or its Representatives.

Article VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, InnoHold, Parent and Merger Sub to effect the Merger and the other Transactions shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) No Injunctions or Restraints No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition enjoining or preventing the consummation of the Transactions shall be in effect, nor shall any Proceeding brought by an administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.

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(b) Parent Stockholder Approval and Required Approval Matters. The Parent shall have obtained the Parent Stockholder Approval and approval of the Required Approval Matters.

(c) Approvals. All required antitrust approvals shall have been obtained.

(d) Net Tangible Asset Test. Upon the Closing, the Parent shall have net tangible assets of at least $5,000,001.

(e) No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.

(f) Minimum Cash. At Closing, the Net Parent Cash shall be no less than One Hundred Million Dollars ($100,000,000) (“Minimum Parent Cash”).

7.2 Conditions to the Obligations of the Parent and the Merger Sub. The obligations of the Parent and the Merger Sub to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the Parent and the Merger Sub:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company and InnoHold in this Agreement shall be true and correct on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct would not reasonably be expected to have (without giving effect to any qualifications or limitations as to materiality or, with respect to the Company, a Company Material Adverse Effect and, with respect to InnoHold, an InnoHold Material Adverse Effect), individually or in the aggregate, a Company Material Adverse Effect (in the case of Company representations and warranties) or an InnoHold Material Adverse Effect (in the case of InnoHold representations and warranties) and (ii) each of the Company and InnoHold shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by them as of the Closing.

(b) Governmental Approval. Approvals from any Governmental Authority, instrumentality, agency, or commission (if any) reasonably deemed appropriate or necessary by Parent shall have been timely obtained.

(c) Company and InnoHold Approvals. The unanimous approvals of this Agreement, the Merger and the other Transactions prior to the date hereof by the (i) Board of Directors of the Company and the manager of InnoHold and (ii) the members of the Company, and InnoHold, shall not have been modified or revoked.

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(d) Third Party Consents. The Company shall have delivered to the Parent all consents, waivers and approvals of parties to any Contract listed on Schedule 7.2(d) hereto and such consents, waivers and approvals shall be in full force and effect as of the Effective Time.

(e) No Company or InnoHold Material Adverse Effect. There shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Company Material Adverse Effect or an InnoHold Material Adverse Effect since the date of this Agreement that is continuing.

(f) Certificate of the Company. The Company and InnoHold shall each have delivered to the Parent a true and correct certificate, validly executed by their respective Chief Executive Officers or managers, which represents that the conditions to the obligations of the Parent and the Merger Sub set forth in Sections 7.2(a), (c) and (e) have been satisfied in full (unless otherwise waived in accordance with the terms hereof).

(g) Certificate of Secretaries of the Company and of InnoHold.

(i) The Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying (i) as to the terms and effectiveness of the Company Charter Documents, (ii) as to the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the other Transactions were unanimously approved by the Board of Directors of the Company) and (iii) that the members of the Company have unanimously approved this Agreement and the consummation of the Transactions.

(ii) The Parent shall have received a certificate, validly executed by the Secretary of InnoHold certifying (i) as to the terms and effectiveness of the InnoHold Charter Documents, (ii) as to the valid adoption of resolutions of the Board of Directors of InnoHold (whereby the Merger and the other Transactions were unanimously approved by the Board of Directors of InnoHold) and (iii) that the members of InnoHold have unanimously approved this Agreement and the consummation of the Transactions.

(h) Certificates of Good Standing. Parent shall have received long form certificates of good standing of the Company and InnoHold from the Secretary of State of the State of Delaware, certified within five (5) Business Days of the Closing.

(i) FIRPTA Certificate. Parent shall have received a copy of a properly executed statement certifying, that the Company does not own any real estate that it is not a United States Real Property Holding Corporation and otherwise in a form reasonably acceptable to the Parent, validly executed by a duly authorized officer of the Company.

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(j) Key Employees. The persons listed on Schedule 7.2(j) to this Agreement (the “Key Employees”) (i) shall still be employees of the Company and performing their usual and customary duties for the Company immediately before the Effective Time, and each of their Employment Agreements and Proprietary Information, Invention Assignment, and Non-Competition Agreements shall be in full force and effect as of the Effective Time, and (ii) shall not have notified (whether formally or informally) Parent or the Company of such employee’s intention of leaving the employ of the Parent or the Company following the Effective Time.

(k) Related Agreements. Prior to or at the Closing, each of the parties to the Related Agreements (including, without limitation, the Employment Agreements and Proprietary Information, Invention Assignment and Non-Competition Agreements, which shall be entered into with each of the Persons listed on Schedule 7.2(j)) other than the Parent, shall have duly executed and delivered each of the Related Agreements, and each such agreement shall be in full force and effect as of the Effective Time. True, correct and complete executed copies of each of the Related Agreements to which the Parent is not a party, shall have been delivered to the Parent.

(l) Purple Team Reorganization. The Purple Team Reorganization shall have been effected upon the terms and conditions set forth in Exhibit N hereto.

(m) Litigation. There shall be no Proceeding of any nature pending, or overtly threatened, against the Parent, the Merger Sub, the Company, or InnoHold, their respective properties or any of their respective officers or directors which, if determined adversely will, or would reasonably be expected to, prohibit, impair or delay the Transactions.

(n) Shared Services Agreement. The Shared Services Agreement shall have been terminated, and the Company shall have no obligations (fixed, contingent or otherwise) with respect thereto at or following the Closing Date.

(o) Amended EdiZONE Agreement. The Amended EdiZONE Agreement shall not have been amended, modified or waived and shall be in full force and effect in accordance with the terms and conditions as in effect on the date of this Agreement.

(p) Contingency Escrow Agreement. The Company and InnoHold shall have entered into the Contingency Escrow Agreement substantially in the form attached hereto as Exhibit R.

(q) Company Financial Statements. The Company shall be prepared to file all financial statements of the Company required to be included in the Form 8-K to be filed within four business days of the Closing or, alternatively, shall have obtained from the SEC a waiver of the requirement to include certain of such financial statements in such Form 8-K.

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7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct would not reasonably be expected to have (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect), individually or in the aggregate, a Parent Material Adverse Effect, and (ii) each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) No Parent Material Adverse Effect. There shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Parent Material Adverse Effect since the date of this Agreement that is continuing.

(c) Certificate of Parent. The Company shall have received a certificate, validly executed on behalf of the Parent by an officer for and on its behalf to the effect that, as of the Closing the conditions set forth in Section 7.3(a) and (b) have been satisfied in full (unless otherwise waived in accordance with the terms hereof).

(d) Certificate of Secretary of Parent and Sole Member of the Merger Sub. The Company shall have received a certificate, validly executed by the Secretary of the Parent and the sole member of the Merger Sub, certifying (i) as to the terms and effectiveness of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Parent, (ii) as to the valid adoption of resolutions of the Board of Directors of the Parent and sole member of the Merger Sub (whereby the Merger and the other Transactions were approved by the Board of Directors of the Parent and the sole member of the Merger Sub) and (iii) that the stockholders of the Parent have approved this Agreement and the consummation of the Transactions.

(e) Related Agreements. Prior to or at the Closing, the Parent shall have delivered to the Company a counterpart of each of the Related Agreements to which the Parent or the Sponsor is stated to be a party, duly executed by the Parent or the Sponsor, as the case may be, and such agreements shall be in full force and effect as of the Effective Time.

(f) Merger Consideration. At the Closing, (i) the Surviving Entity shall be able to issue and shall have issued the portion of the Equity Consideration consisting of Surviving Entity Class B Units to the Escrow Agent (in accordance with the Contingency Escrow Agreement) and to InnoHold, as provided herein; (ii) the Parent shall be able to issue and shall have issued the portion of the Equity Consideration consisting of Parent Class B Common Stock to the Escrow Agent (in accordance with the Contingency Escrow Agreement) and to InnoHold, as provided herein; and (iii) the Parent shall be able to and shall have paid the Cash Consideration to InnoHold, as provided herein.

(g) SEC Compliance. During the Interim Period, the Parent shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Parent.

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Article VIII

INDEMNIFICATION

8.1 Survival of Representations, Warranties and Covenants. The representations and warranties of (i) the Company contained in Sections 2.1(a) and 2.1(b) (Organization of the Company), 2.2 (Equity of the Company), 2.3 (Authority; Execution and Delivery; Enforceability); 2.9(n)(relating to Intellectual Property and Distribution Rights) and 2.24 (Brokers’ and Finders’ Fees) and (ii) of InnoHold contained in Sections 4.1 (Organization, Standing and Power), 4.2 (Authority, Binding Agreement), 4.8 (Title to Interests) and 4.9 (Brokers’ and Finders’ Fees) (such representations and warranties, in clauses (i) and (ii), together, the “Fundamental Representations”) shall survive the Closing Date until 11:59 p.m. Eastern time on the thirtieth (30th) day following the date of the audit report of the audited financial statements of the Parent for the year ended December 31, 2018 (the “Fundamental Representations Survival Date”). In addition to the foregoing, the “Special Indemnification Matters” referred to in the Contingency Escrow Agreement shall survive for a period of three (3) years and for such further period or periods as provided therein. Except as set forth in the preceding sentence, all representations and warranties of the Parties other than the Fundamental Representations shall not survive the Closing; provided, however, that the foregoing shall not restrict claims based on Fraud, which claims may be brought at any time permitted by law. Notwithstanding anything in this Section 8.1 to the contrary, if, at any time prior to 11:59 p.m. Eastern time on the Fundamental Representations Survival Date, as applicable, a Parent Certificate is delivered alleging Losses and a claim for recovery under Section 8.3, then the claim asserted in such notice shall survive the Fundamental Representations Survival Date, as applicable, until such claim is fully and finally resolved. All covenants and agreements contained in this Agreement or the Related Agreements shall survive the Closing and shall continue to remain in full force and effect in perpetuity after the Closing Date, unless they terminate earlier in accordance with their express terms.

8.2 Indemnification. Parent, the Parent Representative, their respective officers, directors, managers, equityholders and advisors, and their respective successors and permitted assigns (each, with respect to any claim made pursuant to this Agreement, an “Indemnified Party” and, collectively, the “Indemnified Parties”), shall be indemnified and held harmless by InnoHold and its successors and permitted assigns (each, with respect to any claim made pursuant to this Agreement, an “Indemnifying Party”) from all Taxes, liens, debts, deficiencies, costs, charges, interest, penalties, claims and expenses, including reasonable accounting and auditors’ fees, attorneys’ fees and expenses of investigation and defense, interest, fines, and penalties (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of, or with respect to or in connection with (a) any breach or inaccuracy of any representation or warranty of (i) the Company contained in this Agreement or the Related Agreements, or (ii) InnoHold contained in this Agreement or the Related Agreements, (b) any failure by the Company or InnoHold to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement or the Related Agreements or (c) the “Special Indemnification Matters” referred to in the Contingency Escrow Agreement. In no event will “Losses” include any exemplary or punitive damages.

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8.3 Indemnification Claims.

(a) Limitations.

(i) No investigation or knowledge by an Indemnified Party or the Parent Representative or their respective Representatives of a breach of a representation, warranty, covenant or agreement of the Company or InnoHold shall affect the representations, warranties, covenants and agreements of the Company or InnoHold or the recourse available to the Indemnified Parties under any provision of this Agreement, including this Article VIII, with respect thereto.

(ii) The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.

(iii) For purposes of any Losses that are the subject matter of a claim for indemnification hereunder (but not for purposes of determining whether a party is entitled to indemnification hereunder), each representation and warranty and covenant in this Agreement or any Related Agreement and each certificate or document delivered pursuant hereto shall be read without regard and without giving effect to the term(s) “material”, “Company Material Adverse Effect” or any similar qualifier, as if such words and surrounding related words (e.g., “reasonably be expected to” and similar restrictions and qualifiers) were deleted from such representation and warranty or covenant.

(b) Claims for Indemnification.

(i) The Parent Representative shall have the sole right to act on behalf of the Indemnified Parties with respect to any indemnification claims made pursuant to this Article VIII, including bringing and settling any claims hereunder and receiving any notices on behalf of the Indemnified Parties. InnoHold shall have the sole right to act on behalf of the Indemnifying Parties with respect to any indemnification claims made pursuant to this Article VIII, including defending and settling any claims hereunder and receiving any notices on behalf of the Indemnifying Parties.

(ii) In order to make a claim for indemnification hereunder, the Parent Representative on behalf of an Indemnified Party must provide written notice (a “Claim Notice”) of such claim to InnoHold on behalf of the Indemnifying Parties, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Parent Representative may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to InnoHold).

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(iii) In the case of any claim for indemnification under this Article VIII arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), the Parent Representative must give a Claim Notice with respect to such Third Party Claim to InnoHold promptly (but in no event later than thirty (30) days) after the Indemnified Party’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. InnoHold will have the right to defend and to direct the defense against any such Third Party Claim, at its expense and with counsel selected by it, unless (i) InnoHold fails to acknowledge fully to the Parent Representative the obligations of the Indemnifying Party to the Indemnified Parties within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) at any time while such Third Party Claim is pending, (A) there is a conflict of interest between and the Parent Representative on behalf of any of the Indemnified Parties in the conduct of such defense, (B) the applicable third party alleges a claim based in whole or in part upon Fraud, willful misconduct or intentional misrepresentation, (C) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against any of the Indemnified Parties, or (D) the amount of the Third Party Claim exceeds or is reasonably expected to exceed the value of the Merger Consideration. If InnoHold elects to, and is entitled, under this Section 8.3, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Parent Representative of its intent to do so, and the Parent Representative and the Indemnified Party will, at the request and expense of InnoHold, cooperate in the defense of such Third Party Claim. If InnoHold on behalf of the Indemnifying Party elects not to, or at any time is not entitled under this Section 8.3 to, compromise or defend such Third Party Claim, fails to notify the Parent Representative of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Parent Representative on behalf of the Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party or the Parent Representative without the prior written consent of InnoHold on behalf of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss. InnoHold’s right on behalf of the Indemnifying Party to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by such Indemnified Party other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Parent Representative on behalf of the Indemnified Party (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding InnoHold’s right on behalf of the Indemnifying Party to compromise or settle in accordance with the immediately preceding sentence, InnoHold on behalf of the Indemnifying Party may not settle or compromise any Third Party Claim over the objection of the Parent Representative on behalf of the Indemnified Parties; provided, however, that consent by the Parent Representative on behalf of the Indemnified Parties to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Parent Representative on behalf of the Indemnified Parties will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to InnoHold’s right on behalf of the Indemnifying Party to direct the defense.

(iv) With respect to any direct indemnification claim that is not a Third Party Claim, InnoHold, on behalf of the Indemnifying Party, will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If InnoHold, on behalf of the Indemnifying Party, does not respond within such thirty (30) days, InnoHold, on behalf of the Indemnifying Party, will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this Article VIII and will have no further right to contest the validity of such Claim Notice. If InnoHold, on behalf of the Indemnifying Party, responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Parent Representative on behalf of the Indemnified Party will be free to pursue such remedies as may be available under this Agreement, any Related Agreements or applicable Law.

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8.4 Parent Representative.

(a) The Parent hereby designates the Parent Representative as its agent and attorney-in-fact, to take all actions under this Agreement that are to be taken by the Parent Representative, including to amend this Agreement, to waive any provision of this Agreement, to negotiate payments due pursuant to this Article VIII, to give and receive notices and communications, to authorize payment to any Indemnified Party in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Indemnified Party against the Parent or by the Parent against any Indemnified Party or any dispute between any Indemnified Party and the Parent, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Parent Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Sponsor from time to time upon not less than thirty (30) days prior written notice to the Surviving Entity and Parent; provided, however, that the Parent Representative may not be removed unless Sponsor has identified the substituted agent. No bond shall be required of the Parent Representative, and the Parent Representative shall not receive any compensation for its services. Notices or communications to or from the Parent Representative shall constitute notice to or from the Parent.

(b) Until notified in writing by the Parent Representative that it has resigned, or that it has been removed by Sponsor, the Surviving Entity and InnoHold may rely conclusively and act upon the directions, instructions and notices of the Parent Representative named above.

(c) Parent hereby authorizes the Parent Representative to:

(i) Receive all notices or documents given or to be given to the Parent pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any Proceeding arising under this Agreement;

(ii) Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the Transactions or thereby as the Parent Representative may in its sole discretion deem appropriate; and

(iii) Take such action as the Parent Representative may in its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of the Company or InnoHold contained in this Agreement or in any document delivered by the Company or InnoHold pursuant hereto; (B) taking such other action as the Parent Representative is authorized to take under this Agreement; (C) receiving all documents or certificates and making all determinations, in its capacity as Parent Representative, required under this Agreement; and (D) all such actions as may be necessary to carry out any of the Transactions, including the defense and/or settlement of any claims for which indemnification is sought pursuant to this Article VIII and any waiver of any obligation of the Company or InnoHold.

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(d) The Parent Representative shall not be liable for any act done or omitted hereunder as Parent Representative while acting in good faith and in the exercise of reasonable judgment. Parent shall indemnify the Parent Representative and hold the Parent Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Parent Representative and arising out of or in connection with the acceptance or administration of the Parent Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Parent Representative. A decision, act, consent or instruction of the Parent Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of Parent and shall be final, binding and conclusive upon Parent; and InnoHold may rely upon any such decision, act, consent or instruction of the Parent Representative as being the decision, act, consent or instruction of Parent. InnoHold is hereby relieved from any liability to any person for any decision, act, consent or instruction of the Parent Representative.

8.5 Sole Remedy. Following the Closing, the parties hereto agree that, except for the availability of injunctive or other equitable relief, or relief relating to claims based on Fraud, the rights to indemnification under this Article VIII shall be the sole remedy that any Indemnified Party will have in connection with the Transactions.

8.6 Certain Waivers. Parent, for itself and on behalf of each of its Affiliates, from and after the Closing, hereby waives, to the fullest extent permitted under applicable Law, including by contractually shortening the applicable statute of limitation, any and all rights, claims and causes of action it may have against the Company, InnoHold and any of their Affiliates relating to the operation of the Company or its respective businesses or relating to the subject matter of this Agreement or the Disclosure Schedule or the Transactions, whether arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law), except for claims arising out of or related to (i) Fraud, (ii) any breach or inaccuracy of any Fundamental Representation, or (iii) any failure by the Company or InnoHold to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement or the Related Agreements. Furthermore, without limiting the generality of this Section 8.6, no claim shall be brought or maintained by, or on behalf of, Parent or any of its Affiliates against the Company or InnoHold, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company or any of its Affiliates or any other Person set forth or contained in this Agreement or any Related Agreement, any certificate, instrument, opinion, agreement or other document of the Company or any of its Affiliates or any other Person delivered hereunder, the subject matter of this Agreement or the Disclosure Schedule or the Transactions, the business or the ownership, operation, management, use or control of the business of the Company, any of their assets, or any actions or omissions at, or prior to, the Closing, except for claims arising out of or related to (i) Fraud, (ii) any breach or inaccuracy of any Fundamental Representation, or (iii) any failure by the Company or InnoHold to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement or the Related Agreements. Notwithstanding the foregoing, nothing in this Section 8.6 shall affect the rights of the Parent or its Affiliates to seek equitable of other relief pursuant to this Agreement or the Related Agreements.

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Article IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in this Section 9.1 and Section 9.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Company and the Parent;

(b) by the Parent or the Company if the Closing shall not have occurred by January 31, 2018; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by the Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Authority that would make consummation of the Closing illegal;

(d) by the Parent or the Company if the approval of the Required Approval Matters is not obtained at the Parent Stockholder Meeting (including any adjournments thereof);

(e) by the Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority, which would: (i) prohibit the Parent’s ownership or operation of any material portion of the business of the Company or (ii) compel the Parent or the Company to dispose of or hold separate all or any material portion of the business or assets of the Company as a result of the Merger;

(f) by the Parent if there has been a material breach of any representation, warranty, covenant or agreement of the Company or InnoHold contained in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied (treating the Closing Date for such purpose as the date of this Agreement or, if later, the date of such breach) and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Company and InnoHold (but in no event later than January 31, 2018); provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; provided further, however, that the Parent is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, such that the conditions set forth in Section 7.3(a) would not be satisfied;

(g) by the Parent if at any time prior to obtaining the Parent Stockholder Approval, the Board of Directors of the Company or the Company is in material breach of its obligations under any provision of Section 5.1;

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(h) by the Company if at any time prior to obtaining the Parent Stockholder Approval, the Board of Directors of the Parent or the Parent is in material breach of its obligations under any provision of Section 5.2;

(i) by the Company if there has been a material breach of any representation, warranty, covenant or agreement of the Parent contained in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied (treating the Closing Date for such purpose as the date of this Agreement or, if later, the date of such breach) and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; provided further, however, that the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, such that the conditions set forth in Section 7.2(a) would not be satisfied;

(j) by the Company if there has been a Change in Recommendation; or

(k) by the Company if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority, which would: (i) prohibit InnoHold’s ownership or operation of any material portion of the business of the Parent or (ii) compel InnoHold or the Parent to dispose of or hold separate all or any material portion of the business or assets of the Parent as a result of the Merger.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 6.5, 6.6, 6.7, 10.11, Article X, and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX, (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any claim based in whole or in part upon Fraud, willful misconduct or intentional misrepresentation against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Article VI), and (iii) nothing herein shall impair the right of any Party to compel specific performance by the other Party or Parties, as the case may be, of such Party’s obligations under this Agreement that survive termination in accordance with this Section 9.2.

9.3 Amendment. This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of the Party against whom enforcement is sought and, in addition, by the Parent Representative.

9.4 Extension; Waiver. Parent, on the one hand, and the Company and InnoHold, on the other hand, may, to the extent legally allowed and subject to the last sentence of this Section 9.4, (a) extend the time for the performance of any of the obligations of the other Party hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

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Article X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) or e-mail transmission (with acknowledgment of receipt) to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Global Partner Acquisition Corp.

c/o Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Attention: Douglas Ellenoff, Esq.

   Stuart Neuhauser, Esq.

Email:         ellenoff@egsllp.com

   sneuhauser@egsllp.com

Facsimile No.: (212) 370-7889

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Attention: Douglas Ellenoff, Esq.

   Stuart Neuhauser, Esq.

Email:    ellenoff@egsllp.com;

    sneuhauser@egsllp.com

Facsimile No.: (212) 370-7889

(b)	if to the Company or InnoHold, to:

Purple Innovation, LLC

123 E. 200 N.

Alpine, UT 84004

Attention: Casey McGarvey

E-mail: casey@onpurple.com

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with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP

111 S. Main St., Suite 2100

Salt Lake City, UT 84111

Attention: Nolan S. Taylor

E-mail: taylor.nolan@dorsey.com

Facsimile No.: (801) 933-7373

(c)	if to the Parent Representative, to:

Paul Zepf

c/o Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Attention: Douglas Ellenoff, Esq.

  Stuart Neuhauser, Esq.

Email: ellenoff@egsllp.com; sneuhauser@egsllp.com

Facsimile No.: (212) 370-7889

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Attention: Douglas Ellenoff, Esq.

                   Stuart Neuhauser, Esq.

Email: ellenoff@egsllp.com; sneuhauser@egsllp.com

Facsimile No.: (212) 370-7889

All such notices and communications shall be deemed to have been delivered and received (i) on the date personally delivered, (ii) one (1) Business Day after being sent by a reputable overnight delivery service, (iii) five (5) Business Days after being sent, if sent by registered or certified mail, and (iv) on the date delivered by facsimile or email with receipt of transmission confirmed during business hours on a Business Day (or one (1) Business Day after the date of delivery if delivered after business hours).

10.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.3 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, pdf or other electronic document transmission) all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all parties need not sign the same counterpart.

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10.4 Entire Agreement; Assignment. This Agreement, the Related Agreements, the Exhibits hereto, the Disclosure Schedule, the Parent Disclosure Schedule, the InnoHold Disclosure Schedule and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise without the consent of the Parties.

10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the Transactions, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

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10.8 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Nothing in the Disclosure Schedule hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify (a) the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure and (b) any other representation or warranty that is contained in this Agreement to the extent the relevance of such disclosure is reasonably apparent on its face to such other representation or warranty. The Parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. In addition, each of the Parties acknowledges and agrees that any adjustment to the Merger Consideration as a result of the application of any provision of this Agreement, the Related Agreements or any of the other agreements contemplated hereby or thereby does not prejudice or limit in any respect whatsoever any Party’s rights to indemnification under any other provision of this Agreement, the Related Agreements or any other agreements contemplated hereby or thereby, except to the extent that such a recovery would result in a duplication of damages. All references to dollars or “$” shall refer to U.S. dollars unless otherwise indicated.

10.9 Successors and Assigns. Subject to Section 10.4, the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

10.10 Third Party Beneficiaries. Other than the rights of the Indemnified Parties specified herein, nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

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10.11 Trust Account Waiver. Reference is made to the IPO Prospectus and the Parent’s Current Report on Form 8-K dated August 4, 2017. Each of the Company and InnoHold warrants and represents that it has read the IPO Prospectus and such Form 8-K and understands that Parent has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of the Parent’s public stockholders (the “Public Stockholders”) (including overallotment shares acquired by the Parent’s underwriters) and that, except as otherwise described in the IPO Prospectus and the Form 8-K, the Parent may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Parent Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”), (b) to the Parent Stockholders if the Parent fails complete a Business Combination by November 6, 2017 (or February 5, 2018 if the Parent has executed a definitive agreement for a Business Combination by November 6, 2017) or such earlier date as determined by the Parent’s board of directors), unless extended, (c) to pay any taxes and for working capital purposes from the interest accrued in the Trust Account and (d) to the Parent after or concurrently with the consummation of its Business Combination. Upon the Closing, the Parent shall cause the Trust Account to be disbursed to the Parent and as otherwise contemplated by this Agreement. For and in consideration of the Parent entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and InnoHold hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company or InnoHold, nor any of their respective Affiliates, does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between the Parent or its Representatives, on the one hand, and the Company and InnoHold, and their respective Representatives, on the other hand, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Trust Claims”). Each of the Company and InnoHold, on behalf of itself and its Affiliates hereby irrevocably waives any Released Trust Claims that such Party or its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the Parent or its Affiliates) ; provided, however, that (i) nothing in this Section 10.11 shall serve to limit or prohibit the Company’s right to pursue a claim against the Parent for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, and (ii) nothing in this Section 10.11 shall serve to limit or prohibit any claims that the Company or InnoHold may have in the future against the Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to the Parent other than for redemption of the Public Stockholders and any assets that have been purchased or acquired with any such funds) provided, in the case of clauses (i) or (ii), that such claim shall not, directly or indirectly, constitute a claim against or affect assets held within the Trust Account. Each of the Company and InnoHold agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Parent and its Affiliates to induce the Parent to enter in this Agreement, and each of the Company and InnoHold further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent the Company or InnoHold, or any of their respective Affiliates, commences any action or Proceeding based upon, in connection with, relating to or arising out of any matter relating to the Parent or its Representatives, which Proceeding seeks, in whole or in part, monetary relief against the Parent or its Representatives, each of the Company and InnoHold hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit any of the Company or InnoHold, or any of their respective Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, InnoHold or any of their respective Affiliates commences Proceeding based upon, in connection with, relating to or arising out of any matter relating to the Parent or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Parent and its Representative, if the prevailing party shall be entitled to recover from the Company, InnoHold, or any of their respective Affiliates, the associated legal fees and costs in connection with any such Proceeding, in the event the Parent or its Representatives, as applicable, prevails in such Proceeding. This Section 10.11 shall survive termination of this Agreement for any reason.

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10.12 Legal Representation.

(a) The Parent and Parent Sub agree and acknowledge that Dorsey & Whitney LLP (“Dorsey”) has represented the Company and InnoHold in connection with the Transactions and the Related Documents. The Parent (on its behalf and on behalf of its Affiliates) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among any of Dorsey, the Company and InnoHold (including any their respective directors, officers, members, managers or employees) that relate exclusively to this Agreement or the Transactions and prior agreements or transactions of a similar nature, the attorney-client privilege and the expectation of client confidence belongs to the Company and InnoHold and shall be controlled by the Company and InnoHold and shall not pass to or be claimed by the Parent or any of its Affiliates. Notwithstanding anything to the contrary contained herein, in the event that after the Closing a dispute arises between the Parent or any of its agents or Affiliates and a Person other than the Parent or any of its agents or Affiliates, then the Parent or any of its agents or Affiliates, as applicable, may assert the attorney-client privilege to prevent disclosure of confidential communications to or from Dorsey.

(b) The Company and InnoHold agree and acknowledge that Ellenoff Grossman & Schole LLP (“EGS”) has represented the Parent and the Merger Sub in connection with the Transactions and the Related Documents. The Company and InnoHold (on their own behalf and on behalf of their respective Affiliates) further agree that, notwithstanding anything in this Agreement to the contrary, as to all communications among any of EGS, the Parent, and the Merger Sub (including any of their respective directors, officers, members, managers or employees) that relate exclusively to this Agreement or the Transactions and prior agreements or transactions of a similar nature, the attorney-client privilege and the expectation of client confidence belongs to the Parent and the Merger Sub and shall be controlled by the Parent and the Merger Sub and shall not pass to or be claimed by the Company or InnoHold or their respective Affiliates. Notwithstanding anything to the contrary contained herein, in the event that after the Closing a dispute arises between the Company or InnoHold or any of their respective agents or Affiliates and a Person other than the Company or InnoHold or any of its agents or Affiliates, then the Company or InnoHold or any of their respective agents or Affiliates, as applicable, may assert the attorney-client privilege to prevent disclosure of confidential communications to or from EGS.

(c) Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates that the Company and InnoHold are the clients of Dorsey. After the Closing, it is possible that Dorsey will seek to represent the Parent and its Affiliates (individually and collectively, the “Parent’s Group”) in connection with the Transactions or the Related Documents and any claims made thereunder pursuant to this Agreement or the Related Documents. The Parties hereby agrees that neither the Parent’s Group nor any Affiliate thereof shall retain Dorsey to represent the Parent’s Group or any Affiliate thereof following the Closing in connection with any issues that may arise under this Agreement or the Parent Documents or any claims that may be made pursuant to this Agreement or the Related Documents, without the express prior written consent of the Parent Representative in each instance in its sole discretion.

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10.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.14 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the latest audited Financial Statements. In any event, the Accounting Principles (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the Transactions, (ii) shall be based on facts and circumstances as they exist at or prior to the Closing and shall exclude the effect of any act, decision or event occurring after the Closing (provided, that any accounts receivable as of the Closing that are determined after the Closing to be uncollectible will be taken into account for purposes of the Closing Statement and the determination of the Final Merger Consideration) and (iii) shall follow the defined terms contained in this Agreement.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as it may be amended from time to time (or any corresponding provisions of succeeding law).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, the term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the Introduction.

“Agreement to Assign Warrants” shall mean the agreement to assign warrants in substantially the form attached hereto as Exhibit O.

“Amended and Restated Bylaws of the Parent” shall mean the amended and restated bylaws of the Parent in form and substance substantially similar to the form thereof attached hereto as Exhibit D-2.

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“Amended and Restated Certificate of Incorporation of the Parent” shall mean the amended and restated certificate of incorporation of the Parent in form and substance substantially similar to the form thereof attached hereto as Exhibit D-1.

“Amended and Restated LLC Agreement” shall have the meaning set forth in Section 1.4(b).

“Amended EdiZONE Agreement” shall have the meaning set forth in Section 2.9(e)

“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

“Antitrust Laws” shall have the meaning set forth in Section 6.9(c).

“Balance Sheet” shall mean the balance sheet of the Company as at the Balance Sheet Date.

“Balance Sheet Date” means December 31, 2016.

“Benefit Plan” shall have the meaning set forth in Section 2.17(a).

“Business” shall mean the business of the Company as currently conducted or as currently proposed to be conducted.

“Business Combination” shall have the meaning set forth in Section 10.11.

“Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.

“Capitalized Lease Obligation” shall mean, as of any date of determination, any obligation that is required to be classified and accounted for as a capitalized lease on the face of the balance sheet of the applicable Person as of such date prepared in accordance with GAAP and the amount of Indebtedness represented by any such obligation as of such date shall be the capitalized amount of such obligation that would appear on the face of such balance sheet.

“Cash Consideration” shall have the meaning set forth in Section 1.7.

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Change in Recommendation” shall have the meaning set forth in Section 6.2.

“Claim Notice” shall have the meaning set for in Section 8.3(b)(ii).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Balance Sheet” shall have the meaning set forth in Section 1.14(a).

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“Closing Date” shall have the meaning set forth in Section 1.2.

“Closing Filing” shall have the meaning set forth in Section 6.7(b).

“Closing Press Release” shall have the meaning set forth in Section 6.7(b).

“Closing Statement” shall have the meaning set forth in Section 1.14(a).

“COBRA” shall have the meaning set forth in Section 2.17(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Introduction.

“Company Charter Documents” shall mean the certificate of formation and operating agreement, each as amended to the date hereof, of the Company.

“Company Closing Members” shall have the meaning set forth in Section 1.7(d)

“Company Contracts” shall mean all Contracts set forth or required to be set forth in Section 2.11(a) of the Disclosure Schedule.

“Company Data” shall mean all data and information transmitted, processed, analyzed, generated, maintained or stored on or by the Company IT Systems (which shall include outsourced systems), including Personal Information.

“Company Directors” shall have the meaning set forth in Section 6.15.

“Company Group” shall mean any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time at or before the Effective Time, includes or included the Company or any direct or indirect predecessor of the Company, or any other group filing Tax Returns on a combined, consolidated or unitary basis that, at any time at or before the Effective Time, includes or included the Company or any direct or indirect predecessor of the Company.

“Company Intellectual Property” shall mean the Owned Company Intellectual Property and the Licensed Company Intellectual Property, including the Company Data.

“Company IT Systems” shall mean all information technology and computer systems (including Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines), whether or not in electronic format, owned by, used in or necessary for the conduct of the business of the Company.

“Company LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement, dated as of January 16, 2017, of the Company, as amended.

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“Company Material Adverse Effect” shall mean any change, event, development, circumstance or effect that has had, or would reasonably likely expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets (whether tangible or intangible), liabilities, condition (financial or otherwise), operations or capitalization of the Company or (ii) the ability of the Company on a timely basis to consummate the transactions contemplated by this Agreement or the Related Agreements to which it is a party or by which it or any of its properties or assets is bound, or to perform its obligations hereunder or thereunder; provided, however, that any effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Company Material Adverse Effect shall have occurred: (a) any changes in general economic conditions in the industries or markets in which the Company operates; (b) any change in financing, banking or securities markets generally; (c) any act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto; (d) any action expressly required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Parent; (e) any natural or man-made disaster or acts of God; provided, in each case, that such effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on the Company, taken as a whole, relative to other Persons in the industries or markets in which the Company operate; or (f) the inability of the Company to compile and provide all financial statements of the Company for the fiscal years 2014 and 2015 required to be included in the Form 8-K to be filed within four business days of the Closing or, alternatively, obtain from the SEC a waiver of the requirement to include certain of such financial statements in such Form 8-K.

“Company Privacy Policies” shall have the meaning set forth in Section 2.10(d).

“Company Products” shall have the meaning set forth in Section 2.9(l).

“Company Property” shall have the meaning set forth in Section 2.8(b)(iii).

“Company Units” shall have the meaning given to the term “Common Units” in the Company LLC Agreement. For the avoidance of doubt, the term Company Units shall not include profit interests in the Company.

“Company Unit Certificates” shall have the meaning set forth in Section 1.9.

“Company Software” shall mean all Owned Company Software and Licensed Company Software.

“Confidential Information” shall have the meaning set forth in Section 6.5.

“Consent” shall mean any consent, approval, waiver, license, permit, franchise, authorization or Judgment.

“Contingency Escrow Agreement” shall mean the Contingency Escrow Agreement in substantially the form attached hereto as Exhibit R.

“Contract” shall mean any written or oral agreement, contract, subcontract, lease, arrangement, understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, obligation, commitment or undertaking of any nature.

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“Conversion” shall have the meaning set forth in the Recitals.

“Convertible Securities” of any Person shall mean any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any such Person or any of its Subsidiaries is a party or by which such Person or any of its assets is bound (a) obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, such Person or into any Voting Debt of such Person, (b) obligating such Person to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares or other equity interests in such Person.

“Copyrights” shall mean all works of authorship (whether or not published and whether or not copyrightable), copyrights, moral rights, designs and mask works and registrations (and any similar rights) and applications therefor.

“D&O Insurance” shall have the meaning set forth in Section 6.17.

“Disclosure Schedule” shall have the meaning set forth in Article II.

“Dispute Resolution Arbiter” shall have the meaning set forth in Section 1.14(b).

“Dorsey” shall have the meaning set forth in Section 10.12(a).

“EdiZONE” shall mean EdiZONE, LLC, a Delaware limited liability company, and its successors.

“Effective Time” shall have the meaning set forth in Section 1.2.

“EGS” shall have the meaning set forth in Section 10.12(b).

“Employment Agreement” shall have the meaning set forth in the Recitals.

“Enterprise Value” shall mean Nine Hundred Million Dollars ($900,000,000); provided, however, that if on or prior to the Closing the Company markets or consummates a Permitted Transaction in which the aggregate enterprise value of the Company (including any private company discount) shall be less than Eight Hundred Million Dollars ($800,000,000), the Enterprise Value of the Company, for the purposes of determining the Merger Consideration, shall be reduced dollar for dollar by the amount that such enterprise value in the Permitted Transaction is less than the Eight Hundred Million Dollars ($800,000,000).

“Environmental Laws” shall mean all United States federal Laws, and all state, local and foreign Laws, relating to pollution or protection of the environment, exposure of any individual to Hazardous Materials, and Laws which prohibit, regulate or control any Hazardous Material, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, sale, or the exposure of others to, recycling, use, treatment, storage, disposal, transport, or handling of Hazardous Materials or any product containing any Hazardous Material, and including related electronic waste, product content or product take-back requirements.

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“Environmental Permits” shall have the meaning set forth in Section 2.8(d).

“EquaPressure” shall have the meaning set forth in Section 2.2(f).

“EquaPressure Merger” shall have the meaning set forth in Section 2.2(f).

“Equity Consideration” shall have the meaning set forth in Section 1.7(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each Subsidiary of the Company or other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Estimated Closing Cash Consideration” shall have meaning set forth in Section 1.8(a).

“Estimated Closing Statement” shall have the meaning set forth in Section 1.13(a).

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 1.13(a).

“Estimated Indebtedness” shall have the meaning set forth in Section 1.13(a).

“Estimated Total Expenses” shall have the meaning set forth in Section 1.13(a).

“Excess Amount” shall have the meaning set forth in Section 1.15(a).

“Exchange Act” shall mean the Securities Exchange Act 1934, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

“Exchange Agreement” shall mean the agreement in the form attached hereto as Exhibit M.

“Expenses” shall have the meaning set forth in Section 6.6.

“Family” shall mean with respect to an individual, (A) the individual’s spouse and any former spouses, (B) any other individual who is related to the individual or the individual’s spouse (or any former spouse) within the second degree and (C) any other individual who resides with such individual.

“Federal Securities Laws” shall mean the Exchange Act and the Securities Act.

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“Filing” shall mean any registration, declaration, registration, notice, report, submission or other filing.

“Final Merger Consideration” shall have the meaning set forth in Section 1.14(a).

“Financial Statements” shall mean (a) the balance sheets of the Company as at December 31, 2016 and December 31, 2015; (b) the statements of operations, cash flows and members’ capital of the Company for each of the years ended December 31, 2016 and December 31, 2015; (c) the Interim Balance Sheet; and (d) unaudited statements of operations, cash flows and members’ capital of the Company for the six-month period ended June 30, 2017 (in each case prepared in accordance with GAAP applied on a basis consistent with prior periods, except as otherwise noted therein or in Section 2.5 of the Disclosure Schedule).

“Fraud” shall mean as to any Person, a claim for fraud based on a representation or warranty contained in this Agreement or any Related Document made by such Person with the intent to induce another Person to act or refrain from action, and where (a) such representation or warranty was inaccurate, (b) such first Person had knowledge of the inaccuracy of such representation or warranty or made such representation or warranty with reckless disregard or indifference as to the accuracy of such inaccurate representation, and (c) the other Person acted or failed to act in reliance on such representation or warranty and suffered Losses as a result of such reliance.

“Fundamental Representations” shall have the meaning set forth in Section 8.1.

“Fundamental Representations Survival Date” shall have the meaning set forth in Section 8.1.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Authority” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental or regulatory authority, instrumentality, agency or commission.

“Hazardous Materials” shall mean any material, emission, or substance that has been designated by a Governmental Authority to be or is regulated under any Environmental Law as a pollutant, contaminant, hazardous, toxic, radioactive or biological waste, or otherwise a danger to health, reproduction or the environment, including asbestos-containing materials (ACM), mold, and petroleum and petroleum products or any fraction thereof.

“HIPAA” shall have the meaning set forth in Section 2.17(e).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“In-Licenses” shall have the meaning set forth in Section 2.9(h).

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“Indebtedness” shall mean, with respect to any Person, all Liabilities, including any applicable principal, penalties (including with respect to any prepayment thereof), interest and premiums, (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar obligations, (c) for Capitalized Lease Obligations, (d) for reimbursement obligations in respect of any letter of credit, banker’s acceptance, performance bonds or similar credit transaction, (e) for the deferred purchase price of property or services or similar obligations (including any earn-outs but excluding trade payables incurred in the ordinary course of business), (f) for unpaid management fees or overdrafts (if any), (g) under any currency forward, interest rate or other hedging or swap agreements or instrument, (h) accounts payable more than 30 days past due, (i) amounts due for accrued and unpaid taxes (including, without limitation, sales and use taxes (or taxes of a similar nature) as of the Closing, and (j) in the nature of guarantees of or for the payment of the obligations described in the preceding clauses (a)-(i) which such Person is responsible or liable as obligor, surety or otherwise. For the avoidance of doubt, Indebtedness shall include the amounts owing under any convertible notes or similar convertible obligations, to the extent such notes or obligations are not converted into equity prior to the Closing.

“Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Indemnifying Parties” shall have the meaning set forth in Section 8.2.

“Information Privacy and Security Laws” shall mean all Laws with respect to the collection, use, sharing, disclosure, storage, transfer and protection or other processing of Personal Information and Online Tracking Data from misappropriation, unauthorized disclosure and unauthorized access, which are applicable to the Company, including Laws related to unsolicited electronic and mobile communications.

“Infringe” or “Infringing” shall have the meaning set forth in Section 2.9(e).

“InnoHold” shall have the meaning set forth in the Introduction.

“InnoHold Charter Documents” shall mean the certificate of formation and operating agreement, each as amended to the date hereof, of InnoHold.

“InnoHold Disclosure Schedule” shall have the meaning set forth in Article IV.

“InnoHold Material Adverse Effect” shall have the meaning set forth in Section 4.1.

“Intellectual Property” shall mean all intellectual property rights and similar rights arising from or associated with the following, whether protected, created, or arising under the Laws of the United States or any other jurisdiction: (a) trade names, trademarks, service marks, trade dress, logos, slogans and other distinctive identifiers of source (whether or not registered), including all goodwill associated therewith, and all applications (including intent to use applications) to register any of the foregoing and all registrations and renewals therefor; (b) Patents; (c) Copyrights; (d) Trade Secrets; (e) domain names and other Internet addresses or identifiers; (f) Software; (g) tangible embodiments of any of the foregoing and (h) any other intellectual property rights or similar rights of any kind or nature.

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“Interim Balance Sheet” shall mean the unaudited balance sheet of the Company as of June 30, 2017.

“Interim Period” shall have the meaning set forth in Section 5.1.

“IP Agreement” shall mean the agreement referred to in Section 7.2(p) hereof.

“IPO” shall mean the initial public offering of the Parent pursuant to a registration statement on Form S-1 in the form filed with the SEC on July 29, 2015 (SEC File No. 333-204907).

“IPO Prospectus” shall mean the final prospectus filed by the Parent with the SEC pursuant to Rule 424(b)(4) under the Securities Act on July 30, 2015.

“Judgment” shall mean any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by, or any consent agreement, binding memorandum of understanding or other Contract with, any Governmental Authority (in each case whether temporary, preliminary or permanent).

“Key Employees” shall have the meaning set forth in Section 7.2(j).

“Knowledge” or “Known” when used with respect to (a) the Company or InnoHold, shall mean the actual knowledge of any fact, circumstance or condition of those individuals set forth in Exhibit G attached hereto, and (b) Parent, means the actual knowledge of any fact, circumstance or condition of those officers of Parent set forth in Exhibit H attached hereto, and, in each case of clauses (a) and (b), the knowledge that such individuals would have had if such individuals had conducted a reasonable inquiry of the other individuals, executives and managers having primary responsibility for such matters.

“Large Resellers” shall have the meaning set forth in Section 2.21(e).

“Law” shall mean any foreign, federal, state or local law, statute, regulation, constitution, ordinance, code, edict, rule, order, injunction, judgment, doctrine, decree, directive, ruling, writ, requirement, assessment, award or arbitration award of a Governmental Authority, settlement, Contract or governmental requirement enacted, promulgated, entered into, or imposed by, any Governmental Authority (including, for the sake of clarity, common law).

“Leased Real Property” shall have the meaning set forth in Section 2.8(b)(i).

“Liability” shall mean any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP).

“Licensed Company Intellectual Property” shall mean all of the Intellectual Property that is licensed or purported to be licensed by the Company, including the Licensed Company Software.

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“Licensed Company Software” shall mean all Software that is licensed or purported to be licensed by the Company.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

“Lock-Up Agreements” shall mean lock-up agreement among the Parent, Surviving Entity and the Company Closing Members in the form attached hereto as Exhibit J.

“Losses” shall have the meaning set forth in Section 8.2.

“Material Interest” shall mean such term as defined in the definition of “Related Person” in this Section.

“Material Security Breach” shall have the meaning set forth in Section 2.10(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.7.

“Merger Sub” shall have the meaning set forth in the Introduction.

“Merger Sub Charter Documents” shall mean the certificate of formation, operating agreements, by-laws, business license, certificates of approval and articles of association (or comparable documents), each as amended to date, of the Merger Sub.

“Minimum Parent Cash” shall have the meaning set forth in Section 7.1(f).

“Net Parent Cash” shall have the meaning set forth in Section 1.7(c).

“Open Source Software” means any software that is available under the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses, or any license that is approved by the Open Source Initiative (www.opensource.org/licenses).

“Objections Statement” shall have the meaning set forth in Section 1.15(a).

“Online Tracking Data” shall mean means all applicable Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing Personal Information or other tracking of online consumer behaviors including federal, state or foreign laws or regulations regarding (i) data privacy and information security, (ii) data breach notification (as applicable), (iii) unfair or deceptive practices and (iv) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data.

“Operating Agreement” shall mean that certain LLC Agreement of the Company, executed as of January 16, 2017 and effective as of December 30, 2016, as amended by an amendment thereto approved by the Board of Directors and Members of the Company dated April 18, 2017.

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“Order” shall mean any order issued by any court of competent jurisdiction or other order, restraint, prohibition or mandate issued by an administrative agency or commission or other Governmental Authority or instrumentality.

“Other Real Property” shall have the meaning set forth in Section 2.8(b)(ii).

“Owned Company Intellectual Property” shall mean all of the Intellectual Property that is owned or purported to be owned by the Company, including the Owned Company Software.

“Owned Company Software” shall mean all Software that is owned by the Company.

“Parent” shall have the meaning set forth in the Introduction.

“Parent Acquisition Transaction” shall have the meaning set forth in Section5.4.

“Parent Board Recommendation” shall have the meaning set forth in Section 6.2.

“Parent Certificate” shall mean a certificate signed by any officer of the Parent: (A) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (B) specifying in reasonable detail the facts and circumstances of individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

“Parent Charter Documents” shall mean the certificate of incorporation and by-laws (or comparable documents), each as amended to the date hereof, of the Parent.

“Parent Class A Common Stock” shall mean the Class A Common Stock of the Parent to be issued upon the filing of the Amended and Restated Certificate of Incorporation of the Parent.

“Parent Class B Common Stock” shall mean the Class B Common Stock of the Parent to be issued pursuant to the Merger.

“Parent Common Stock” shall mean the Common Stock of Parent, par value $0.0001 per share.

“Parent Director” shall have the meaning set forth in Section 6.15.

“Parent Disclosure Schedule” shall have the meaning set forth in Article III.

“Parent Financials” shall have the meaning set forth in Section 3.9(b).

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“Parent Material Adverse Effect” shall mean any change, event, development, circumstance or effect that has, or would reasonably likely be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets (whether tangible or intangible), condition (financial or otherwise), operations or capitalization of the Parent; or (ii) the ability of the Parent or the Merger Sub on a timely basis to consummate the transactions contemplated by this Agreement or the Related Agreement to which either of them is a party or bound or to perform their respective obligations hereunder or thereunder; provided, however, that any effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Parent Material Adverse Effect shall have occurred: (a) any changes in general economic conditions in the industries or markets in which the Parent operates; (b) any change in financing, banking or securities markets generally; (c) any act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto; (d) any action expressly required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Company; or (e) any natural or man-made disaster or acts of God; provided , in each case, that such effects do not, in the aggregate, have a materially disproportionate adverse impact on the Parent, relative to other Persons in the industries or markets in which the Parent operates.

“Parent Representative” shall have the meaning set forth in the Introduction.

“Parent Stockholders” has the meaning set forth in Section 6.1(a).

“Parent Stockholder Approval” shall have the meaning set forth in Section 3.11.

“Parent Stockholder Meeting” shall have the meaning set forth in Section 6.1(a).

“Parent Stockholder Redemption” shall have the meaning set forth in Section 6.1(a).

“Parent’s Group” shall have the meaning set forth in Section 10.12(c).

“Party” or “Parties” shall have the meaning set forth in the Introduction.

“Patents” shall mean all inventions (whether or not patentable and whether or not reduced to practices), improvements thereto, and patents and patent applications (including any similar applications under applicable laws), including continuation, provisional, divisional, continuation-in-part, reexamination, revisions, and reissue patent applications and any patents issuing therefrom, and rights in respect of utility models and industrial designs.

“Payor” shall mean, individually or collectively, any payment program and any other governmental or non-governmental agency that pays the Company, in-whole or in-part, for goods or services provided by the Company.

“PCAOB” shall have the meaning set forth in Section 2.5(g).

“Permits” shall mean any right, privilege, qualification, certificate, license, permit, authorization or approval pursuant to applicable Laws.

“Permitted Liens” shall mean (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Related Agreement.

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“Permitted Transaction” shall mean (a) a private placement of equity by the Company, (b) any ordinary course financing to the Company from a bona fide lending institution (e.g., leases or installment financing on capital assets, or a loan or line of credit for operating capital), or (c) any mezzanine, second lien, bridge or similar financing to the Company, in any case of clauses (a) through (c), in an amount not to exceed $100 million in the aggregate for all such transactions and so long as no such transactions, individually or in the aggregate, will, or would reasonably be expected to, prohibit, impair or delay the Transactions.

“Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

“Personal Information” shall mean all information in any form that identifies or could be used to identify an individual and which is subject to specific privacy or security protection as enumerated in any Information Privacy and Security Laws.

“Personnel” shall mean all former and current managers, officers, directors, employees, agents, consultants and independent contractors of the Company who have contributed to or participated in the conception, development or maintenance of the Owned Company Intellectual Property.

“Policies” shall have the meaning set forth in Section 2.13.

“Post-Closing Parent Board” shall have the meaning set forth in Section 6.17.

“Post-Closing Parent Cash” shall mean $40,000,000, plus an amount equal to the excess, if any, of the Net Parent Cash over the Minimum Parent Cash, up to an aggregate of an additional $10,000,000. To the extent that the Net Parent Cash exceeds the Minimum Parent Cash by more than $10,000,000, the Parent and the Company will negotiate reasonably and in good faith and agree prior to the Closing upon the percentage of the amounts over $10,000,000 that will be included as Post-Closing Parent Cash.

“Proceeding” shall mean any suit, action, proceeding, assessment, arbitration, audit, hearing, survey, inspection, investigation or integrity review (in each case, whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Product Notice” shall have the meaning set forth in Section 2.16(g).

“Product Safety Organization” shall have the meaning set forth in Section 2.16(g).

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“Proprietary Information, Invention Assignment, and Non-Competition Agreement” shall mean the form of Proprietary Information, Invention Assignment, and Non-Competition Agreement attached hereto as Exhibit P.

“Proxy Documents” shall have the meaning set forth in Section 6.1.

“Proxy Statement” shall have the meaning set forth in Section 6.1.

“Public Certifications” shall have the meaning set forth in Section 3.9(a).

“Public Stockholders” shall have the meaning set forth in Section 10.11.

“Purple Innovation Equity Incentive Plan” shall mean the equity incentive plan of the Parent to be approved in accordance with Section 6.1(a).

“Purple Team Reorganization” shall mean the merger of Purple Team LLC with and into InnoHold, upon the terms and conditions set forth in Exhibit N hereto.

“Real Property Lease” shall have the meaning set forth in Section 2.8(i).

“Reference Statement” shall have the meaning set forth in Section 1.15(d).

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the Transactions, including any payments by the Parent hereunder to occur at the Closing, but giving effect to any obligations in respect of Total Expenses that are contingent upon the consummation of the Closing).

“Registered Owned Company Intellectual Property” shall have the meaning set forth in Section 2.9(b).

“Registration Rights Agreement” shall have the meaning set forth in Section 7.3(e).

“Related Agreements” shall mean each agreement, instrument or document attached hereto as an Exhibit, including the Certificate of Merger, the Employment Agreements, the Lock-Up Agreement, the Registration Rights Agreement, the Amended and Restated LLC Agreement, the Exchange Agreement, the Tax Receivable Agreement, the Purple Innovation Equity Incentive Plan, the Proprietary Information, Invention Assignment and Non-Competition Agreements, the Lock-Up Agreements, the Non-Competition and Non-Solicitation Agreement, the Agreement to Assign Warrants, the Sponsor Share Agreement, the Amended EdiZONE Agreement, the Contingency Escrow Agreement and other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

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“Related Person” shall mean (a) with respect to any Person that is not an individual, (i) any Affiliate of such Person, (ii) any Person that serves as a director, officer, partner, executor, or trustee of such Person or an Affiliate of such Person (or in any other similar capacity), (iii) any Person with respect to which such Person or an Affiliate of such Person serves as a general partner or trustee (or in any other similar capacity), (iv) any Person that has direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power or equity securities or other equity interests representing at least 10% of the outstanding equity interests (a “Material Interest”) in such Person and (v) any Person in which such Person or an Affiliate of such Person holds a Material Interest and (b) with respect to any Person that is an individual (i) each other member of such individual’s Family, (ii) any Affiliate of such Person or one or more members of such Person’s Family, (iii) any Person in which such Person or members of such Person’s Family hold (individually or in the aggregate) a Material Interest and (iv) any Person with respect to which such Person or one or more members of such Person’s Family serves as a director, officer, partner, executor, or trustee (or in any other similar capacity).

“Release” shall mean any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emanation or migration of any Hazardous Material in, into, onto or through the environment (including ambient air, surface water, ground water, soils, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Released Claims” shall have the meaning set forth in Section 6.14.

“Released Parties” shall have the meaning set forth in Section 6.14.

“Releasing Parties” shall have the meaning set forth in Section 6.14.

“Released Trust Claims” shall have the meaning set forth in Section 10.11.

“Representative” shall mean with respect to any Person, any director, officer, partner, member, stockholder, Affiliate, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Approval Matters” shall have the meaning set forth in Section 6.1(a).

“Resolution Period” shall have the meaning set forth in Section 1.14(a).

“Schedule Supplement” shall have the meaning set forth in Section 6.11.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Reports” shall have the meaning set forth in Section 3.9.

“Section 16” shall have the meaning set forth in Section 6.3.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

“Shared Services Agreement” shall mean that certain Shared Services Agreement executed as of February 10, 2017 and effective as of January 1, 2017 by and between the Company and EdiZONE as the same may have been amended, supplemented, modified, restated or replaced, with respect to the provision of certain support services by the Company to EdiZONE.

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“Shortfall” shall the meaning set forth in Section 1.15(b).

“Shrink Wrap Code” shall mean any generally commercially available Software in executable code form (other than development tools and development environments) that is available for a cost of not more than $1,000 for a perpetual license for a single user or workstation (or $5,000 in the aggregate for all users and workstations).

“Signing Filing” shall have the meaning set forth in Section 6.7(b).

“Signing Press Release” shall have the meaning set forth in Section 6.7(b).

“Software” shall mean computer software programs and software systems, including databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, including programmers’ notes and source code annotations, user manuals and training materials, whether in source code or other human readable form or object code, all descriptions, flow-charts and other work product and technology used to design, plan, organize, maintain, support or develop any of the foregoing, and the contents and audiovisual displays on any web sites.

“Sponsor” means Global Partner Sponsor I LLC, a Delaware limited liability company.

“Sponsor Share Agreement” shall mean the agreement in substantially the form attached hereto as Exhibit L.

“Subsidiary” of any Person shall mean another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Surviving Entity” shall have the meaning set forth in Section 1.1.

“Surviving Entity Class A Units” shall have the meaning set forth in Section 1.6(b).

“Surviving Entity Class B Units” shall have the meaning set forth in Section 1.6(c).

“Surviving Entity Documents” shall mean the Amended and Restated LLC Agreement, the Certificate of Merger, and the Exchange Agreement.

“Tax” or “Taxes” shall mean (a) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions, levies and liabilities in the nature of taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, license, registration, documentary, stamp, franchise, withholding, payroll, recapture, employment, estimated and property taxes as well as public imposts, fees, social security charges (including health, unemployment and pension insurance) and liabilities under escheat, unclaimed property or any similar Law, together with all interest, penalties and additions imposed with respect to such amounts, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

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“Tax Receivable Agreement” shall mean the agreement in the form attached hereto as Exhibit F.

“Tax Return” shall mean all U.S. federal, state, local and non-U.S. returns, estimates, information statements, forms, declarations, documents and reports, including any attachments or schedules thereto and amendments thereof, required to be filed with a Taxing authority.

“Territories” shall have the meaning set forth in Section 2.9(l).

“Third Party Claim” shall have the meaning set forth in Section 8.3(b)(iii).

“Total Expenses” means all fees and expenses of the Company incurred or payable as of the Effective Time and not paid prior to the Effective Time (i) in connection with the consummation of the Transactions, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of the Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Company at or after the Closing pursuant to any agreement to which any of the Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions, (iii) any Transfer Taxes, and (iv) any other expenses or obligations the Company, regardless of when paid or payable or fixed or contingent, relating to the Transactions.

“Top Payor” shall have the meaning set forth in Section 2.21(a).

“Top Vendor” shall have the meaning set forth in Section 2.21(c).

“Trade Secrets” shall mean all non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, customer lists, specifications, research and development information, technology and product roadmaps, databases, and other proprietary or confidential information, in each case protectable under the laws of an applicable jurisdiction, excluding any Copyrights or Patents that may cover or protect any of the foregoing.

“Transactions” shall have the meaning set forth in the Recitals.

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“Transfer Tax” shall mean transfer, sales, use, stamp, documentary, registration, conveyance, recording or other similar Tax or governmental fee incurred as a result of the consummation of the Transactions.

“Trust Account” shall mean means the segregated trust account of the Parent at Continental Stock Transfer and Trust Company, with Continental Stock Transfer and Trust Company, acting as trustee.

“Trust Agreement” shall mean that certain Investment Management Trust Account Agreement, dated July 29, 2015, between Continental Stock Transfer & Trust Company and Parent, as amended on August 3, 2017.

“Voting Debt” of any Person, shall mean any bonds, debentures, notes or other Indebtedness of such Person or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares in the capital stock of such Person or holders of equity interests in such Person may vote.

“WARN Act” shall have the meaning set forth in Section 2.6(j).

[Signature pages follow]

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IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Parent Representative and InnoHold have caused this Agreement and Plan of Merger to be signed, all as of the date first written above.

GLOBAL PARTNER ACQUISITION CORP.

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Parent Representative and InnoHold have caused this Agreement and Plan of Merger to be signed, all as of the date first written above.

PURPLE INNOVATION, LLC

By:	/s/ Sam Bernards
Name:	Sam Bernards
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Parent Representative and InnoHold have caused this Agreement and Plan of Merger to be signed, all as of the date first written above.

PRPL ACQUISITION, LLC

By: Global Partner Acquisition Corp., its sole member

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Parent Representative and InnoHold have caused this Agreement and Plan of Merger to be signed, all as of the date first written above.

PARENT REPRESENTATIVE

Global Partner Sponsor I LLC

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Manager

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Parent Representative and InnoHold have caused this Agreement and Plan of Merger to be signed, all as of the date first written above.

INNOHOLD, LLC

By:	/s/ Terry Pearce
Name:	Terry Pearce
Title:	Manager

By:	/s/ Tony Pearce
Name:	Tony Pearce
Title:	Manager

[Signature Page to Agreement and Plan of Merger]